              Confidential information has been omitted and filed
                        separately with the Commission

================================================================================

                       STOCK PURCHASE AND SALE AGREEMENT


                                     AMONG


                                   PGI, INC.


                        AMERICAN SHOW MANAGEMENT, INC.


                                  JOHN INGLIS


                                  JUDI INGLIS


                              PATRICK J. KEARNEY


                                      AND


                                ROBERT DETHLEFS


                               JANUARY 31, 1997

===============================================================================

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                          ------
List of Exhibits                                                            iv
ARTICLE I - THE PURCHASE AND SALE OF THE STOCK...........................    1
      1.1   The Purchase and Sale of the Stock...........................    1
      1.2   The Closing..................................................    1
      1.3   Actions at the Closing.......................................    2
      1.4   Additional Action............................................    2
      1.5   Purchase Consideration.......................................    2
      1.6   Treatment of Stock...........................................    9
      1.7   Certain Tax Matters..........................................   10
      1.8   Business Plan................................................   12
ARTICLE II - REPRESENTATIONS AND WARRANTIES OF ASM
  AND THE STOCKHOLDERS...................................................   13
      2.1   Organization, Qualification and Corporate Power..............   13
      2.2   Capitalization...............................................   13
      2.3   Authorization of Transaction.................................   14
      2.4   Non-Contravention............................................   14
      2.5   Subsidiaries.................................................   15
      2.6   Financial Statements.........................................   15
      2.7   Absence of Certain Changes...................................   15
      2.8   Undisclosed Liabilities......................................   16
      2.9   Tax Matters..................................................   16
      2.10  Assets.......................................................   17
      2.11  Owned Real Property..........................................   18
      2.12  Intellectual Property........................................   18
      2.13  Real Property Leases.........................................   20
      2.14  Contracts....................................................   20
      2.15  Powers of Attorney...........................................   22
      2.16  Insurance....................................................   22
      2.17  Litigation...................................................   22
      2.18  Employees....................................................   23
      2.19  Employee Benefits............................................   23
      2.20  Environmental Matters........................................   25
      2.21  Legal Compliance.............................................   26
      2.22  Permits.                                                        26

      2.23  Certain Business Relationships With Affiliates...............   27
      2.24  Fees and Brokers.............................................   27
      2.25  Books and Records............................................   27
      2.26  Certain Payments.............................................   27
      2.27  Accounts Receivable..........................................   28
      2.28  Customers and Suppliers......................................   28
      2.29  Access to Information; Sophistication; Investment Intent.....   29
      2.30  Hart-Scott-Rodino Compliance.................................   29
      2.31  Disclosure...................................................   29
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PGI......................   30
      3.1   Organization.................................................   30
      3.2   Authorization of Transaction.................................   30
      3.3   Non-Contravention............................................   31
      3.4   Brokers' Fees................................................   31
      3.5   Disclosure...................................................   31
      3.6   Legal Compliance.............................................   31
      3.7   Due Diligence................................................   31
      3.8   Purchase for Investment......................................   32
      3.9   Initial Public Offering......................................   32
      3.10  Lending Covenants............................................   32
      3.11  Hart-Scott-Rodino Compliance.................................   32
ARTICLE IV - COVENANTS...................................................   33
      4.1   Best Efforts.................................................   33
      4.2   Notices and Consents.........................................   33
      4.3   Operation of Business........................................   33
      4.4   Full Access..................................................   35
      4.5   Notice of Breaches...........................................   35
      4.6   Exclusivity..................................................   35
      4.7   Confidentiality..............................................   36
      4.8   Covenant Not to Disclose.....................................   36
      4.9   Non-Compete..................................................   37
      4.10  Non-Interference.............................................   38
      4.11  Cooperation..................................................   38
      4.12  Initial Public Offering......................................   39
      4.13  Postponement of Contemplated Public Financing................   39
      4.14  Employees....................................................   39
      4.15  Other Actions................................................   39

      4.16  Acceleration of Earn-Out.....................................   40
      4.17  Termination of Certain Covenants.............................   41
ARTICLE V - CONDITIONS TO CONSUMMATION OF PURCHASE AND SALE..............   42
      5.1   Conditions to Each Party's Obligations.......................   42
      5.2   Conditions to Obligations of PGI.............................   42
      5.3   Conditions to Obligations of ASM and the Stockholders........   45
ARTICLE VI - TERMINATION.................................................   46
      6.1   Termination of Agreement.....................................   46
      6.2   Effect of Termination........................................   46
ARTICLE VII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY......   47
      7.1   Survival of Representations and Warranties...................   47
      7.2   Indemnification by the Stockholders..........................   47
      7.3   Indemnification by PGI.......................................   48
      7.4   General Indemnification Provisions...........................   49
      7.5   Limits on Indemnification....................................   50
      7.6   Adjustment of Liability......................................   50
      7.7   Indemnification as Exclusive Remedy From and After Closing...   51
      7.8   Waiver of Contribution.......................................   51
ARTICLE VIII - MISCELLANEOUS.............................................   51
      8.1   Press Releases and Announcements.............................   51
      8.2   No Third Party Beneficiaries.................................   51
      8.3   Entire Agreement.............................................   51
      8.4   Succession and Assignment....................................   52
      8.5   Counterparts.................................................   52
      8.6   Headings.....................................................   52
      8.7   Notices......................................................   52
      8.8   Governing Law................................................   54
      8.9   Amendments and Waivers.......................................   54
      8.10  Severability.................................................   54
      8.11  Expenses.....................................................   55
      8.12  Specific Performance.........................................   55
      8.13  Construction.................................................   55
      8.14  Incorporation of Exhibits and Schedules......................   55
      8.15  Arbitration..................................................   55

                               LIST OF EXHIBITS

Exhibit A  Form of Subordination Agreement
---------

Exhibit B  Opinion of Counsel to ASM
---------

Exhibit C  Inglis Employment Agreement
---------

Exhibit D  Kearney Employment Agreement
---------

Exhibit E  Dethlefs Employment Agreement
---------

Exhibit F  Opinion of Counsel to PGI
---------

                       STOCK PURCHASE AND SALE AGREEMENT

          THIS STOCK PURCHASE AND SALE AGREEMENT (this "Agreement") entered into as of January 31, 1997 by and among PGI, INC., a Delaware corporation ("PGI"), AMERICAN SHOW MANAGEMENT, INC., an Oregon corporation ("ASM"), JOHN INGLIS, a resident of the State of Oregon ("John Inglis"), JUDI INGLIS, a resident of the State of Oregon ("Judi Inglis"), PATRICK J. KEARNEY, a resident of the State of Oregon ("Kearney"), and ROBERT DETHLEFS, a resident of the State of Oregon ("Dethlefs"). PGI, ASM, John Inglis, Judi Inglis, Kearney and Dethlefs are referred to collectively herein as the "Parties." John Inglis, Judi Inglis, Kearney and Dethlefs are referred to collectively herein as the "Stockholders."

          WHEREAS, ASM is engaged in the business of (i) creating regional communications, office equipment and automation trade shows, including high technology solutions serving business-to-business needs, (ii) field marketing, consulting and educational services to companies; and (iii) technology recruitment expos (collectively, the "Business"); and

          WHEREAS, the Stockholders own or will at the Closing own all of the issued and outstanding stock of ASM (the "Stock"); and

          WHEREAS, the Stockholders desire to sell the Stock to PGI and PGI desires to purchase the Stock from the Stockholders according to the terms and provisions of this Agreement (the "Purchase and Sale") so that, following the Purchase and Sale, ASM will be a wholly-owned subsidiary of PGI;

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, agreements and covenants herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I
                      THE PURCHASE AND SALE OF THE STOCK

     1.1  The Purchase and Sale of the Stock.
          ----------------------------------

          Upon and subject to the terms and conditions of this Agreement, the Stockholders shall sell the Stock to PGI and PGI shall purchase the Stock from the Stockholders at the Closing (as defined below). From and after the Closing Date (as defined below), all shares of the capital stock of ASM shall be owned by PGI.

     1.2  The Closing.
          -----------

          The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of James, Denecke & Harris, Portland, Oregon, commencing at

10:00 a.m. local time on the later to occur of the following (the "Closing Date"): (a) February 28, 1997; (b) as soon as practicable, but in no event later than 5 business days, after PGI has received all of the proceeds of its public offering (the "Public Offering") under the Securities Act of 1933, as amended (the "Securities Act"); or (c) if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived as of the later of the dates in (a) and (b), on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, provided, however, in no event shall ASM or the Stockholders be required to consent to a Closing Date later than March 15, 1997.

     1.3  Actions at the Closing.
          ----------------------

          At the Closing, (a) the Stockholders shall deliver to PGI all stock certificates representing the Stock, which shall be all of the issued and outstanding capital stock of ASM, duly endorsed and transferred to PGI, free and clear of any restrictions, obligations, liens and encumbrances, along with the other certificates, instruments and documents referred to in Section 5.2, (b) ASM shall deliver to PGI the various resignations, certificates, instruments, and documents referred to in Section 5.2; (c) PGI shall deliver to ASM and the Stockholders the various certificates, instruments and documents referred to in
Section 5.3, along with the Purchase Consideration (as defined and calculated pursuant to Section 1.5 hereof).

     1.4  Additional Action.
          -----------------

          PGI may, at any time after the Closing, take any action, including executing and delivering any document, in the name and on behalf of ASM, in order to consummate the Purchase and Sale contemplated by this Agreement.

     1.5  Purchase Consideration.
          ----------------------

          The purchase consideration (the "Purchase Consideration") to be paid by PGI shall be the sum of the Base Purchase Consideration (as hereinafter defined) and the Additional Purchase Consideration (as hereinafter defined). The Purchase Consideration shall be paid to the Stockholders when due by wire transfer of immediately available funds to an account or accounts designated in writing by the Stockholder Representative (as hereinafter defined) to PGI not less than three days prior to the date on which any such payment is due. The Purchase Consideration shall be allocated to the Stockholders on a pro rata basis in accordance with the number of shares of Stock owned by each Stockholder, and shall be characterized on the tax returns of each Party as provided in Section 1.7 hereof.

          (a) Base Purchase Consideration - PGI shall (i) pay the sum of Twenty
              ---------------------------
Million Dollars ($20,000,000) (the "Base Purchase Consideration") at the Closing in the manner set forth above in this Section 1.5; and (ii) issue to Stockholders 10,000 shares of PGI Common Stock, par value $.01 per share, free and clear of all liens and encumbrances. The Base Purchase Consideration shall be subject to adjustment as set forth in Section 1.5(b) below.

          (b) Adjustment to Base Purchase Consideration.
                   -----------------------------------------

              (i) Within 75 days after the Closing Date, PGI shall cause its accountants to prepare and shall deliver to Stockholders unaudited financial statements of ASM as of the Closing Date and for the period from the date of the Most Recent Balance Sheet (as defined in Section 2.8 hereof) through the Closing Date (the "Closing Financial Statements"). The Closing Financial Statements shall be prepared in accordance with generally accepted accounting principles (on an accrual basis of accounting) from all books, records and accounts of ASM. Such Closing Financial Statements shall be prepared using the same accounting policies as those used to prepare the financial statements as of November 30, 1996 and for the eleven months then ended. The retained earnings (deficit) balance, derived from the Closing Financial Statements, less any fixed assets or intangible assets purchased during the period from November 30, 1996 to the date of the Closing Financial Statements (unless such purchase was approved by PGI pursuant to Section 4.3(a) hereof, or otherwise in writing) (the "Adjusted Retained Earnings (Deficit)"), shall provide the basis for determining the adjustment to the purchase price described in the following paragraphs. A detail listing of accounts receivable by customer and amount as of the Closing Date should be provided to PGI.

              (ii) Stockholders and their representatives shall have the right to review all work papers and procedures used to prepare the Closing Financial Statements and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Unless Stockholders, within 30 days after delivery to Stockholders of the Closing Financial Statements, notify PGI in writing that they object to the Closing Financial Statements, and specify the basis for such objection, such Closing Financial Statements shall become final, binding and conclusive upon the parties for purposes of this Agreement. If Stockholders and PGI are unable to resolve any objections to the Closing Financial Statements within ten days after any such notification has been given, the dispute shall be referred to Price Waterhouse LLP (the "Designated Accountant") for resolution (or, if the Designated Accountant is unavailable, to another nationally recognized public accounting firm mutually agreed upon by Stockholders and PGI within five days from the date upon which the Designated Accountant notifies the parties that it is not available). If PGI and Stockholders are unable to agree upon the designation of such an accounting firm within such five-day period, then either party may, within three days thereafter, request that the President of the American Arbitration Association make such designation. The Designated Accountant or the accounting firm designated hereunder will make a determination as to each of the items in dispute and shall notify the Parties of such determination within 30 days after referral of the dispute to such accountant hereunder, which determination shall be final, conclusive and binding upon each of the Parties hereto. PGI and Stockholders shall cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute under this
Section 1.5(b) as quickly as practicable and shall share the fees and expenses of the Designated Accountant equally.

              (iii) If the Adjusted Retained Earnings (Deficit) of ASM as set forth on the balance sheet included in the Closing Financial Statements is less than zero dollars, then the Base Purchase Consideration shall be decreased dollar for dollar by the amount by which such retained earnings (deficit) is less than zero dollars (the "Base Purchase Consideration Reduction"). Stockholders shall remit the amount of such Base Purchase Consideration

Reduction, with interest, to PGI within five days after finalization of the Closing Financial Statements as set forth above. Interest for purposes of this
Section 1.5(b)(iii) and of Section 1.5(b)(iv) hereof shall be calculated at the rate of 8% per annum.


              (iv) If the Adjusted Retained Earnings (Deficit) of ASM as set forth on the balance sheet included in the Closing Financial Statements is greater than zero dollars, then the Base Purchase Consideration shall be increased dollar for dollar by the amount by which such retained earnings (deficit) is greater than zero dollars (the "Base Purchase Consideration Increase"). PGI shall remit the amount of such Base Purchase Consideration Increase, with interest, to Stockholders within five days after finalization of the Closing Financial Statements as set forth above.

          (c) Additional Purchase Consideration for 1997 - If applicable, PGI
              ------------------------------------------
shall pay to Stockholders the following additional sum (the "1997 Additional Purchase Consideration") in the manner set forth below:

              (i) As used in this Section 1.5, "Pre-Tax, Pre-Executive Compensation Net Income" or "PTPECNI" for the period in question (the "Applicable Period") shall mean the difference between Total Revenues (as hereinafter defined) for the Applicable Period less Expenses (as hereinafter defined) for the Applicable Period. For purposes of calculation of PTPECNI, "Total Revenues" shall mean all cash revenues of the Existing ASM Business (as hereinafter defined) based on a calendar year accounting, including, without limitation, all advance deposits received by ASM. For purposes of calculation of PTPECNI, "Expenses" shall mean all expenses paid by ASM in the Applicable Period (inclusive of advance expenses on shows), exclusive of (A) management fees or other corporate expenses paid to PGI and not directly attributable to the Existing ASM Business, (B) executive compensation paid to John Inglis or Kearney, (C) extraordinary expenses, including professional fees and the costs of the transaction contemplated under this Agreement, (D) interest expense, income or other taxes. As used in this Section 1.5, "Existing ASM Business" shall mean all business of ASM existing as of the date hereof, and all business of ASM commenced after the date hereof other than business of ASM that (I) competes directly or indirectly with any activity of PGI, (II) requires a significant capital investment by PGI, (III) is outside the area of expertise of ASM at the time of implementation, (IV) requires for implementation the addition of staff or expertise by ASM not possessed by ASM as of the date hereof, or (V) is conducted by a subsidiary or division of PGI included in the operations of ASM by PGI (such ASM business commenced after the date hereof and satisfying the conditions set forth in clauses I, II, III, IV or V above shall be separately referred to as "New ASM Business"), provided, however, that any New ASM Business
                                    --------  -------
subject to the exclusions set forth in clauses (I), (II), (III) (IV) or (V) immediately above shall be included in the definition of Existing ASM Business upon the written approval of the Chief Executive Officer of PGI. As used in this
Section 1.5, "Profit Margin" shall mean the percentage that results from dividing PTPECNI of the Existing ASM Business generated during any calendar year by the amount of Total Revenues generated by the Existing ASM Business during such calendar year.

              (ii) (A) On or before 30 days following the end of March, June, September and December of 1997, PGI shall prepare a quarterly unaudited internal calculation (each, a "Quarterly Earn-Out Estimate") to determine whether any 1997 Additional

Purchase Consideration has been earned in 1997 prior to or during such quarter. On or before April 30, 1998, PGI shall deliver to Stockholders a statement (the "Final Quarterly 1997 Earn-Out Statement") setting forth whether any 1997 Additional Purchase Consideration has been earned during calendar year 1997.

                  (B) If (x) PTPECNI for year-to-date 1997 as set forth in a Quarterly Earn-Out Estimate or Final Quarterly 1997 Earn-Out Statement, as the case may be, is greater than the year to date PTPECNI target (the "Year To Date PTPECNI Target") listed in Table 1 below and (y) the Profit Margin for year-to-
                           -------
date 1997 as of the end of such quarter is equal to or greater than * , then PGI shall pay to the Stockholders in the manner set forth below an amount equal to * of the amount by which (I) PTPECNI for year-to-date 1997 exceeds (II)
the Year to Date PTPECNI Target in Table 1 below, reduced by any 1997 Additional
                                   -------
Purchase Consideration paid previously.

                  (C)     Table 1 is as follows:
                          -------

----------------------------------------------------------------------------------------
                               Q1-1997     Q2-1997     Q3-1997     Q4-1997       1997
                               --------   ----------  ----------  ----------  ----------
QUARTERLY PTPECNI                  *           *          *           *           *
----------------------------------------------------------------------------------------
YEAR TO DATE PTPECNI TARGET        *           *          *           *           *
----------------------------------------------------------------------------------------

              (iii) Stockholders and their representatives shall have the right to review all work papers and procedures used to prepare the Final Quarterly 1997 Earn-Out Statement and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Unless Stockholders, within 30 days after delivery to Stockholders of the Final Quarterly 1997 Earn-Out Statement, notify PGI in writing that they object to the Final Quarterly 1997 Earn-Out Statement, and specify the basis for such objection, such Final Quarterly 1997 Earn-Out Statement shall become final, binding and conclusive upon the Parties for purposes of this Agreement. If the Parties are unable to resolve any objections to the Final Quarterly 1997 Earn-Out Statement within ten days after any such notification has been given, PGI shall pay to the Stockholders any undisputed amount of 1997 Additional Purchase Consideration and the dispute shall be referred to Designated Accountant for resolution (or, if the Designated Accountant is unavailable, to another nationally recognized public accounting firm mutually agreed upon by Stockholders and PGI within five days from the date upon which the Designated Accountant notifies the parties that it is not available). Within 30 days the Designated Accountant will make a determination as to each of the items in dispute, which determination shall be final, conclusive and binding upon each of the Parties hereto, provided, however, that if the amount of the dispute shall exceed $100,000, any Party that disputes the Designated Accountant's determination may submit the matter for binding arbitration in accordance with Section 8.15 hereof. PGI and the Stockholders shall cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute under this
Section 1.5(c) as soon as practicable, and each of PGI and the Shareholders shall pay half of the fees and

------------
* Confidential information has been omitted and filed separately with the Commission.

expenses of the Designated Accountant or of arbitration. The total amount of 1997 Additional Purchase Consideration owed to Stockholders hereunder shall be the amount set forth on the Final Quarterly 1997 Earn-Out Statement as determined in accordance with this Section 1.5(c)(iii) (the "Final 1997 Earn-Out Amount").

              (iv) On the Closing Date, PGI shall deposit   *    (the "Initial
Additional Purchase Consideration Amount") to an account maintained by the Stockholders (the "Additional Purchase Consideration Account"). The Additional Purchase Consideration Account shall be maintained by the Stockholders at United States National Bank, Portland, Oregon (the "Designated Bank"). The Additional Purchase Consideration Account (A) shall require for withdrawal the signature of John Inglis as Stockholder Representative and the Chief Executive Officer of PGI or his designee; and (B) shall be interest bearing with all interest paid to PGI. Any 1997 Additional Purchase Consideration shown to be owed on any Quarterly Earn-Out Estimate in excess of the Initial Additional Purchase Consideration Amount shall be paid by PGI into the Additional Purchase Consideration Account within 45 days following the end of the calendar quarter. Notwithstanding the withdrawal mechanism set forth above, all funds in the Additional Purchase Consideration Account shall be the sole and exclusive property of the Stockholders. Any failure of the Stockholder Representative to approve an authorized withdrawal as set forth herein shall constitute the breach of a material covenant pursuant to this Agreement subject to the Stockholder indemnification obligations as set forth herein.

              (v) Withdrawals shall be permitted from the Additional Purchase Consideration Account as follows:

                  (A) To PGI, following the preparation of the Quarterly Earn-Out Estimate for the third quarter of 1997 or the Final Quarterly 1997 Earn-Out
Statement: (i) in the event that PTPECNI for year-to-date 1997 as set forth in the Quarterly Earn-Out Estimate for the third quarter of 1997 or Final Quarterly 1997 Earn-Out Statement, as the case may be, is equal to or less than the Year To Date PTPECNI Target listed in Table 1 above, or (ii) in the event that the
                                 -------
Profit Margin for year-to-date 1997 is less than * ; in either of which events PGI shall be entitled to receive the full amount in the Additional Purchase Consideration Account.

                  (B) To PGI, to the extent of the excess of any amount in the Additional Purchase Consideration Account over the Final 1997 Earn-Out Amount.

                  (C) To Stockholders, to pay the Final 1997 Earn-Out Amount.

                  (D) To PGI, on or before September 30, 1997, to reimburse PGI for up to an aggregate of $250,000 of any Hall Contract Losses (as defined in Section 7.2(e) hereof) in the event that the Stockholders do not pay the full amount of any Hall Contract Loss (up to $250,000) within 30 days following notice from PGI.

                  (E) To Stockholders, in the event an Accelerated Earn-Out Event occurs.

-------------
* Confidential information has been omitted and filed separately with the Commission.

              (vi) PGI shall be obligated to pay Stockholders any amount of the Final 1997 Earn-Out Amount in excess of the amount in the Additional Purchase Consideration Account within 10 days following determination of the Final 1997 Earn-Out Amount in accordance with Section 1.5(c)(iii) hereof.

          (d) Additional Purchase Consideration for 1998 - If applicable, PGI
              ------------------------------------------
shall pay to Stockholders the following additional sum (the "1998 Additional Purchase Consideration") in the manner set forth below (the 1997 Additional Purchase Consideration and the 1998 Additional Purchase Consideration shall be collectively referred to herein as the "Additional Purchase Consideration"):

              (i) (A) On or before 30 days following the end of March, June, September and December of 1998, PGI shall prepare a Quarterly Earn-Out Estimate to determine whether any 1998 Additional Purchase Consideration has been earned in 1998 prior to or during such quarter. On or before April 30, 1999, PGI shall deliver to Stockholders a statement (the "Final Quarterly 1998 Earn-Out Statement") setting forth whether any 1998 Additional Purchase Consideration has been earned during calendar year 1998.


                  (B) If (x) PTPECNI for year-to-date 1998 as set forth in a Quarterly Earn-Out Estimate or Final Quarterly 1998 Earn-Out Statement, as the case may be, is greater than the Year To Date PTPECNI Target set forth in (C) below and (y) the Profit Margin for year-to-date 1998 is equal to or greater than * , then PGI shall pay to the Stockholders in the manner set forth below
an amount equal to  *   of the amount by which (I) PTPECNI for year-to-date 1998
exceeds (II) the Year to Date PTPECNI Target set forth in (C) below, reduced by any 1998 Additional Purchase Consideration paid previously.

                  (C)  (a)  Table 2 is as follows:
                            -------

 ------------------------------------------------------------------------------------------
                               Q1-1998     Q2-1998       Q3-1998       Q4-1998     1998
                               --------   ----------   -----------   ----------  ----------
QUARTERLY PTPECNI                  *           *            *             *          *
-------------------------------------------------------------------------------------------
YEAR TO DATE PTPECNI TARGET        *           *            *             *          *
-------------------------------------------------------------------------------------------

          (b) Notwithstanding the amounts set forth for Year to Date PTPECNI Target in Table 2, such amounts shall be increased to the greater of the amount for such target set forth in Table 2 and actual quarterly PTPECNI for 1997 as
                             -------
set forth on the Final Quarterly 1997 Earn-Out Statement.

              (ii) Stockholders and their representatives shall have the right to review all work papers and procedures used to prepare the Final Quarterly 1998 Earn-Out Statement and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Unless Stockholders, within 30 days after delivery to Stockholders of the Final Quarterly 1998 Earn-Out Statement, notify PGI in writing that they object to the Final Quarterly 1998 Earn-Out Statement, and specify the basis for such objection, such Final Quarterly

-------------
* Confidential information has been omitted and filed separately with the Commission

1998 Earn-Out Statement shall become final, binding and conclusive upon the Parties for purposes of this Agreement. If the Parties are unable to resolve any objections to the Final Quarterly 1998 Earn-Out Statement within ten days after any such notification has been given, PGI shall pay to the Stockholders any undisputed amount of 1998 Additional Purchase Consideration and the dispute shall be referred to the Designated Accountant for resolution. Within 30 days the Designated Accountant will make a determination as to each of the items in dispute, which determination shall be final, conclusive and binding upon each of the Parties hereto, provided, however, that if the amount of the dispute shall exceed $100,000, any Party that disputes the Designated Accountant's determination may submit the matter for binding arbitration pursuant to Section 8.15 hereof. PGI and the Stockholders shall cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute under this Section 1.5(d) as soon as practicable, and each of PGI and the Shareholders shall pay half of the fees and expenses of the Designated Accountant or of arbitration. The total amount of 1998 Additional Purchase Consideration owed to Stockholders hereunder shall be the amount set forth on the Final Quarterly 1998 Earn-Out Statement as determined in accordance with this Section 1.5(c)(ii) (the "Final 1998 Earn-Out Amount").

              (iii) Any 1998 Additional Purchase Consideration shown to be owed on any Quarterly Earn-Out Estimate shall be paid by PGI into the Additional Purchase Consideration Account within 45 days following the end of the calendar quarter. Notwithstanding the withdrawal mechanism set forth in Section 1.5(c)(iv) above, all funds in the Additional Purchase Consideration Account shall be the sole and exclusive property of the Stockholders. Any failure of the Stockholder Representative to approve an authorized withdrawal as set forth herein shall constitute the breach of a material covenant pursuant to this Agreement subject to the Stockholder indemnification obligations as set forth herein.

              (iv) Withdrawals shall be permitted from the Additional Purchase Consideration Account as follows:

                  (A) To PGI, following the preparation of the Quarterly Earn-Out Estimate for any quarter of 1998 or the Final Quarterly 1998 Earn-Out
Statement: (i) in the event that PTPECNI for year-to-date 1998 as set forth in the Quarterly Earn-Out Estimate or Final Quarterly 1998 Earn-Out Statement, as the case may be, is equal to or less than the Year To Date PTPECNI Target listed in Section 1.5(d)(i)(C) above, or (ii) in the event that the Profit Margin for year-to-date 1998 is less than * ; in either of which events PGI shall be entitled to receive the full amount in the Additional Purchase Consideration Account.

                  (B) To PGI, any remaining amount after the payment provided for in Section 1.5(d)(iv)(C) below.

                  (C) To Stockholders, to pay the Final 1998 Earn-Out Amount.

                  (D) To Stockholders, in the event an Accelerated Earn-Out Event occurs.

-----------
* Confidential information has been omitted and filed separately with the Commission.

              (v) PGI shall be obligated to pay Stockholders any amount of the Final 1998 Earn-Out Amount in excess of the amount in the Additional Purchase Consideration Account within 10 days following determination of the Final 1998 Earn-Out Amount in accordance with Section 1.5(d)(ii) hereof, and thereafter shall have no further responsibility under this Section 1.5.

          (e) Calculation Matters.  For purposes of the calculation of 1997
              -------------------
Additional Purchase Consideration and 1998 Additional Purchase Consideration, PTPECNI and Profit Margin shall be calculated on a cash basis in a manner consistent with the Business Plan (as hereinafter defined). Promptly following the Closing, PGI and the Stockholders shall negotiate in good faith to establish calculation principles on an accrual basis consistent with PGI's current accounting methods. For purposes of the comparison of PTPECNI generated during any present and prior calendar year, if PGI shall have expanded the scope of the Existing ASM Business by the addition of a new business line or activity or any New ASM Business to ASM in the present calendar year that shall have resulted in a change in the amount of PTPECNI during such calendar year, the PTPECNI dollar target and Profit Margin set forth above for calculation of Additional Purchase Consideration shall be increased or decreased on a pro rata basis with respect to such change. Stockholders acknowledge and agree that the Executive Committee of the Board of Directors of PGI shall have unrestricted authority to exercise its independent business judgment with regard to the affairs of ASM after the Closing, including, without limitation, decisions with respect to appropriate charges to ASM for expenses incurred by ASM, decisions as to expansion, if any, and decisions as to ASM's business or redeployment of its assets, provided, however, that material alterations in the allocation of expenses to ASM shall be reasonable and shall be generally consistent with the business plan agreed to among the Parties, as supplemented pursuant to Section 1.8 hereof (the "Business Plan"), which is set forth as Section 1.5(e) of the disclosure schedule attached
                              --------------
hereto (the "Disclosure Schedule"). In calculating the amount of Additional Purchase Consideration earned in 1997 or 1998, PGI shall make reference to the Business Plan and the amount of Additional Purchase Consideration projected thereunder.

          (f) Stockholder Representative.  The Stockholders hereby appoint John
              --------------------------
Inglis as their representative (the "Stockholder Representative") for all matters relating to this Agreement and the Purchase and Sale transaction, including, without limitation, for purposes of the calculation of Additional Purchase Consideration and for purposes of indemnification matters under Article VII hereof. PGI may rely on all agreements reached with the Stockholder Representative on behalf of the Stockholders, and all such agreements entered into with such Stockholder Representative shall be final and binding on Stockholders. The Stockholder Representative also shall be responsible for the appropriate allocation of Purchase Consideration among the Stockholders.

     1.6  Treatment of Stock.
          ------------------

          From and after the Closing, all of the capital stock of ASM shall be held by PGI.

     1.7  Certain Tax Matters.
          -------------------

          (a) The Parties acknowledge that the Purchase and Sale of the Stock of ASM will constitute a "qualified stock purchase" for purposes of Section 338(d)(3) of the Internal Revenue Code (the "Code") and that PGI intends to make an "express election" pursuant to Section 338(g) of the Code and the regulations thereunder with respect to each such Purchase and Sale. Stockholders warrant to Purchaser that they are qualified to make a valid election under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1(d)(1) of the Income Tax Regulations with respect to such purchase. Stockholders and PGI agree to join in making a valid election under Section 338(h)(10) of the Code with respect to such purchase. Stockholders and PGI also agree to make the state law equivalent of the Section 338(h)(10) election wherever such election is available. PGI shall prepare Forms 8023 and submit them to Stockholders for signing. PGI and Stockholders shall fully cooperate in making the elections under Section 338(h)(10) of the Code and similar available elections pursuant to applicable state and local laws. The Parties agree to allocate the deemed purchase price of the assets of ASM pursuant to the procedures in Section 1.7(g) below. In connection with the foregoing, ASM and the Stockholders shall cause Perkins & Company to provide appropriate PGI personnel with the information needed to invoke the necessary and appropriate tax elections.

          (b) Stockholders shall pay or cause to be paid all taxes (hereinafter, "Election Taxes") arising as a result of the elections under Sections 338(g) and 338(h)(10) of the Code, or comparable provisions of state and local law, provided, however, that if the Stockholders shall be required to pay a greater amount of tax as a result of such elections than the Stockholders would have been required to pay in connection with the transaction contemplated hereby had no such elections been made, then PGI shall reimburse the Stockholders an amount equal to the excess of (i) the lesser of (A) the federal income tax amount resulting from such election or (B) the federal income tax amount that would have resulted from such election if ASM had qualified as an S corporation at all times from the date of its formation through the opening of business on the Closing Date over (ii) the federal income tax amount that would have resulted in the absence of such election.

          (c) Stockholders and PGI shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such tax data, prior tax returns and filings and other information as may be reasonably required for the preparation by PGI or Stockholders of any tax returns, elections, consents or certificates required to be prepared and filed by PGI or Stockholders and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Election Taxes. Purchaser and Stockholders will each retain and provide to the other party all records and other information which may be relevant to any Tax Return (as defined in Section 2.9 hereof), audit or examination, proceeding or determination, and will each provide the other Party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other Party for any period. Without limiting the generality of the foregoing, each of PGI and Stockholders will retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date. PGI will cause appropriate personnel to prepare usual and customary tax return packages for (i) the tax period ending December 31, 1997 (the "1997 Packages") and (ii) the tax period beginning as of January 1, 1997, and ending as of the Closing Date (the "Short Period Packages") (collectively, a "Package" or the "Packages"). Except as otherwise provided below, the 1997 Packages will be delivered to Stockholders not later than June 1, 1998 and the Short Period Packages will be delivered to Stockholders not later than 120 days after the Closing Date. If PGI cannot deliver the Packages on or before the prescribed times without incurring additional out-of-pocket expenses, it may notify Stockholders of that fact not later than 30 days prior to the prescribed date of delivery of such Package. If Stockholders agree to reimburse PGI for the additional out-of-pocket expenses of timely delivery of the Packages, then PGI shall deliver the Packages at the times prescribed herein. If Stockholders does not agree to reimburse PGI for the additional out-of-pocket expenses of timely delivery of the Packages, PGI shall deliver the Packages to Stockholders as soon after the initially prescribed times as is reasonably practicable, PGI having no obligation to incur additional out-of-pocket expenses to accelerate the delivery. PGI will provide Stockholders with any necessary payroll records attributable to the period prior to the Closing Date.

          (d) Any sales, transfer, use or other similar taxes imposed as a result of the sale of the Stock to PGI pursuant to this Agreement shall be borne by Stockholders. At the Closing, PGI shall remit to Stockholders such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable law. All recording, transfer and other similar taxes and fees payable as a result of the public recordation of the instruments of conveyance or transfer of the Stock executed and delivered to PGI pursuant to this Agreement shall be allocated between the PGI and the Stockholders in accordance with the customary practice prevailing in Oregon.

          (e) Stockholders shall be responsible for, and shall indemnify and hold harmless, PGI and its officers, directors and shareholders in respect of any damages attributable to all Election Taxes with respect to the ownership or operation of ASM on or prior to the Closing Date and PGI or its affiliates shall be responsible for, and shall indemnify and hold harmless Stockholders and their affiliates in respect of any damages attributable to all Election Taxes with respect to the ownership or operation of ASM after the Closing Date. Stockholders' share of all real and personal property taxes, state and local ad valorem taxes and assessments applicable to ASM for any period commencing on or prior to the Closing Date and ending after the Closing Date shall be determined on a pro rata basis based on the length of such period and when the Closing Date occurs therein.

          (f) Stockholders and PGI agree that the Purchase and Sale contemplated by this Agreement constitutes a sale of a trade or business within the meaning of Section 41(f)(3) of the Code. Stockholders agree to provide PGI upon request with all information necessary to permit PGI to timely apply the provisions of
Section 41(f)(3)(A) of the Code with respect to ASM. Stockholders agree to furnish PGI upon request clearance certificates or similar documents that may be required by any state, local or other taxing authority to relieve PGI of any obligations to withhold any portion of the purchase consideration to be transferred pursuant to this Article I.

          (g) The Purchase Consideration, including the Base Purchase Consideration and the Additional Purchase Consideration, if any, shall be allocated among the assets of ASM as provided in Section 338 of the Code and the Treasury Regulations thereunder, which allocation is as set forth on Schedule
                                                                     --------
1.7(g) attached hereto (which Schedule shall be completed by the Parties prior
------
to the Closing). PGI and ASM each agree to file Form 8594 and any other relevant income tax returns and reports in a manner consistently reflecting the allocations set forth on Schedule 1.7(g). Stockholders agree to provide PGI and
                         ---------------
its representatives (including without limitation the appraiser) reasonable access to the assets and records of Stockholders prior to the Closing. PGI and Stockholders shall not take any position on their respective Tax Returns that is inconsistent with such allocation of the Purchase Consideration, and PGI and Stockholders shall duly prepare and timely file such reports and information returns as may be required to report the allocation of the Purchase Consideration pursuant to this Section 1.7(g). The Parties acknowledge that the Purchase Consideration subject to allocation will be different amounts for each of PGI and Stockholders (e.g., due to inclusion of differing amounts of transaction costs).

          (h) In the event any taxing authority mistakenly delivers to or otherwise credits PGI with a refund relating to taxes paid or arising in periods prior to the Closing Date, PGI will promptly negotiate such refund to Stockholders or pay an amount equal to such credit to Stockholders, as the case may be.

     1.8  Business Plan.
          -------------

          After Closing, the Stockholders will have an interest in ASM represented by the right to receive 1997 Additional Purchase Consideration and the 1998 Additional Purchase Consideration, if any, as provided herein. In order to (a) provide for an orderly integration of the Business into the operations of PGI and (b) protect the Stockholders' opportunity to receive Additional Purchase Consideration, PGI agrees that PGI will subscribe to the Business Plan for the operation of ASM during the period beginning on the Closing Date and continuing until the end of calendar year 1998. The Business Plan for calendar year 1997 is attached hereto as Section 1.5(e) of the
                                                  --------------
Disclosure Schedule and expresses the general intent for the business operations and objectives of ASM in such calendar year 1997. No later than December 1, 1997, the Stockholders shall submit a supplemented Business Plan that shall address calendar 1998 and that shall provide a reasonable plan for achieving the PTPECNI target set forth in Section 1.5(d) hereof, which supplemental Business Plan shall be subject to the review and approval (which approval shall not be unreasonably withheld) of the Executive Management Team of PGI. During calendar years 1997 and 1998, the Parties will conduct themselves in substantial accordance with the Business Plan, provided, however, that PGI shall have the right to alter the Business Plan if PGI determines, in the reasonable exercise of its discretion and following reasonable consultation and discussion with the Stockholder Representative, that continuing to operate ASM in accordance with the Business Plan as then drafted is not likely to achieve the targets or objectives set forth in the Business Plan or that changed business conditions make such alteration advisable. Notwithstanding the foregoing, if PGI changes the Business Plan in a manner that causes the Stockholders to receive less Additional Purchase Consideration than they would have received without such change, then PGI and the Stockholder Representative shall negotiate in good faith to reach mutual agreement concerning an equitable adjustment to the calculation principles with respect to Additional Purchase Consideration in the future.

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF ASM
                              AND THE STOCKHOLDERS

          ASM and each of the Stockholders (other than Dethlefs) jointly and severally represent and warrant to PGI as follows and Dethlefs represents and warrants to PGI as set forth in Sections 2.14, 2.17, 2.26, 2.28 and 2.29:

     2.1  Organization, Qualification and Corporate Power.
          -----------------------------------------------

          ASM is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Oregon. Except as set forth in Section 2.1 of the Disclosure Schedule, ASM is duly qualified to
         -----------
conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Except as set forth in

Section 2.1 of the Disclosure Schedule, ASM has had no written or oral notice or
-----------
other communication with any Governmental Entity (as defined in Section 2.4 hereof) with respect to the failure of ASM to qualify to do business in any jurisdiction. Except as set forth in Section 2.1 of the Disclosure Schedule,
                                      -----------
ASM has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. ASM has furnished or made available to PGI true and complete copies of its Articles of Incorporation and By-laws, each as amended and as in effect on the date hereof (hereinafter "Articles of Incorporation" and "By-laws," respectively). Except as set forth in Section 2.1 of the Disclosure Schedule, ASM is not in default
                -----------
under or in violation of any provision of its Articles of Incorporation or By-laws, each as amended to date. Other than the interests listed in Section 2.5
                                                                   -----------
of the Disclosure Schedule, ASM does not have any direct or indirect subsidiaries or any other equity interest in any other firm, corporation, partnership, joint venture, association or other business organization.

     2.2  Capitalization.
          --------------

          The authorized capital stock of ASM consists of one thousand (1,000) shares of Common Stock. Section 2.2 of the Disclosure Schedule sets forth the
                         -----------
number of such shares that are issued and outstanding and the number of such shares held in the treasury of ASM, as well as a complete and accurate list of
(i) all stockholders of ASM, indicating the type and number of shares of ASM capital stock held by each stockholder, and (ii) all holders of options and warrants and conditional stock entitlements, indicating the type and number of shares of ASM capital stock subject to each option and warrant and conditional stock entitlement and the exercise price thereof. All of the issued and outstanding shares of ASM capital stock are, and all shares of ASM capital stock that may be issued upon exercise of options and warrants and conditional stock entitlement will be, duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights, except as set forth in Section 2.2 of the
                                                          -----------
Disclosure Schedule.  Except as set
forth in Section 2.2 of the Disclosure Schedule, there are no declared or
         -----------
accrued but unpaid dividends with regard to any issued and outstanding shares of ASM capital stock. Holders of issued and outstanding ASM Stock have no basis for asserting rights to rescind the purchase of any such ASM Stock. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no
         -----------
outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which ASM is a party or which are binding upon ASM providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to ASM. There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any ASM Stock (i) between or among ASM and any of its stockholders and (ii) to the best of ASM's knowledge, between or among any of ASM's stockholders. All of the issued and outstanding ASM Stock was issued in compliance with applicable federal and state securities laws.

     2.3  Authorization of Transaction.
          ----------------------------

          ASM has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by ASM of this Agreement and the consummation by ASM of the transactions contemplated hereby have been duly and validly authorized by the necessary corporate action on the part of ASM. This Agreement has been duly and validly executed and delivered by ASM and, assuming the due authorization, execution and delivery by PGI, constitutes a valid and binding obligation of ASM, enforceable against ASM in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and remedies generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     2.4  Non-Contravention.
          -----------------

          Subject to Section 2.14(b) of the Disclosure Schedule and Section
                     ---------------                                -------
5.2(f) hereof, neither the execution and delivery of this Agreement by ASM, nor
------
the consummation by ASM of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of ASM, (b) require on the part of the Stockholders, ASM or any corporation with respect to which ASM, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (a "Subsidiary") any filing with, or any permit, authorization, consent or approval of, any United States federal or state court, arbitral tribunal, administrative agency or commission or other United States federal or state governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Stockholders, ASM or any Subsidiary is a party or by which ASM or any Subsidiary is bound or to which any of their assets is subject,
(d) result in the imposition of a Security Interest upon any assets of ASM or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ASM, any Subsidiary or any of their properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than
(i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") and not material.

     2.5  Subsidiaries.
          ------------

          ASM currently has no Subsidiaries and never has had any Subsidiaries.

Section 2.5 of the Disclosure Schedule discloses each equity or ownership
-----------
interest (by way of stock ownership, joint venture or otherwise) in any other firm, corporation, partnership, joint venture, association or other business organization held by ASM or by the Stockholders in connection with the Business.

     2.6  Financial Statements.
          --------------------

          (a) ASM has provided or made available to PGI the unaudited consolidated balance sheet, statement of operations and statement of cash flows as of November 30, 1996 and for the eleven month period ended as of November 30, 1996 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP"), fairly present the financial condition, results of operations and cash flows of ASM as of the dates thereof and for the periods referred to therein and are consistent with the books and records of ASM.

          (b) To the best of the Stockholders' knowledge, the quarterly PTPECNI figures set forth in the top line of Table 1 in Section 1.5(c)(ii)(C) hereof,
                                     -------
labeled "Quarterly PTPECNI," are approximately the true and accurate Pre-Tax, Pre-Executive Compensation Net Income amounts actually earned by ASM during the corresponding quarter of calendar year 1996, calculated in the same manner as PTPECNI is to be calculated pursuant to this Agreement. As used herein in this
Section 2.6(b), "approximately true and accurate" shall mean having a cumulative margin of error of less than 10%.

     2.7  Absence of Certain Changes.
          --------------------------

          Since [November 30], 1996, (a) there has not been any material adverse change in the assets, business, financial condition or results of operations of ASM (taken as a whole), nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future, and (b) ASM has not taken any unapproved actions set forth in Section 4.3(a).

     2.8  Undisclosed Liabilities.
          -----------------------

          ASM has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued or reserved against on the November 30, 1996 unaudited balance sheet of ASM attached hereto as Section 2.8 of the
                                                       -----------
Disclosure Schedule (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since November 30, 1996 in the Ordinary Course of Business, (c) contractual or statutory liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, (d) liabilities disclosed in Section 2.8 of the Disclosure Schedule or the other
                         -----------
portions of the Disclosure Schedule, and (e) liabilities adequately reserved against in the Most Recent Balance Sheet.

     2.9  Tax Matters.
          -----------

          (a) Except as set forth in Section 2.9 of the Disclosure Schedule, (i)
                                     -----------
ASM has filed all Tax Returns heretofore required to be filed by the Code or by applicable state, local or foreign tax laws, and all such Tax Returns are or will be correct and complete in all material respect; (ii) all Taxes (as hereinafter defined) required to be shown to be due on such Tax Returns have been or will be timely paid in full; (iii) no taxing authority has asserted any deficiency in the payment of any Tax or informed ASM that it intends to assert any such deficiency or to make any audit or other investigation of ASM for the purpose of determining whether such an assertion should be made against ASM;
(iv) ASM has no liability for Taxes imposed with respect to any period (or portion thereof) ending on or before the Closing Date in excess of the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Most Recent Balance Sheet; and (v) ASM has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has withheld all amounts required by law to be withheld from the wages or salaries of employees and independent contractors, and is not liable for any Taxes for failure to comply with such laws, rules and regulations.

               (x) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that ASM is liable to pay by law.

               (y) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

               (z) For purposes of determining the amount of Taxes attributable to a specified period other than a Tax Period (as hereinafter defined) (including the portion of any Tax Period beginning before and ending after the Closing Date which ends on the Closing Date), each Tax shall be computed as if the specified period were a Tax Period. For purposes of this paragraph (z), a "Tax Period" means a period for which a Tax is required to be computed under applicable statues and regulations.

          (b) Except as set forth in Section 2.9 of the Disclosure Schedule, ASM
                                     -----------
has delivered or made available to PGI correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of ASM since December 31, 1993. The federal income Tax Returns of ASM have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for the taxable years prior to fiscal 1993. No examination or audit or any Tax Returns of ASM by any Governmental Entity is currently in progress or, to the actual knowledge of ASM, threatened or contemplated. ASM has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

          (c) ASM is not a party to any Tax allocation or sharing agreement other than an agreement to which only ASM and its affiliates are a party.

          (d) ASM is not, and has never been, a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code).

          (e) No consent under Section 341(f) of the Code has ever been filed with respect to ASM.

          (f) Each of the Stockholders is a citizen or resident of the United States.

     2.10  Assets.
           ------

          Except as set forth in Section 2.10 of the Disclosure Schedule, ASM
                                 ------------
has good and marketable title to all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of ASM (tangible or intangible) is subject to any Security Interest, except the following: (a) liens shown on the Most Recent Balance Sheet securing specified liabilities or obligations with respect to which no material default exists (or event that, whether with or without notice, lapse of time, or the happening or occurrence of any other event would constitute a default); (b) exceptions disclosed in Section 2.10 of the Disclosure Schedule; and (c) liens for current
             ------------
taxes not yet due and payable for which adequate reserves have been provided.

     2.11  Owned Real Property.
           -------------------

          ASM owns no real property.

     2.12  Intellectual Property.
           ---------------------

          (a) Except as set forth in Section 2.12 of the Disclosure Schedule,
                                     ------------
ASM owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, and all patent rights, trade secrets, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are used to conduct its business as currently conducted or planned by ASM to be conducted. ASM has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property that it considers confidential, and to maintain in confidence all trade secrets and confidential information that it presently owns or uses.

               (i)  Section 2.12 of the Disclosure Schedule lists all patents
                    ------------
                    and patent applications and all trademarks, registered copyrights, trade names and service marks owned by ASM and which are used in the business of ASM, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed.

               (ii) Section 2.12 of the Disclosure Schedule lists all written
                    ------------
                    licenses, sublicenses and other agreements to which ASM is a party and pursuant to which any person is authorized to use any Intellectual Property rights, except such licenses, sublicenses or other agreements with end-users that grant non-exclusive rights to use a product in accordance with ASM's standard form of end-user license agreement.

               (iii)  Section 2.12 of the Disclosure Schedule lists all written
                      ------------
                    licenses, sublicenses and other agreements as to which ASM is a party and pursuant to which ASM is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software ("Third Party Intellectual Property Rights") which are used in the business of ASM or which are incorporated in any existing product or service of ASM.

               (iv) Section 2.12 of the Disclosure Schedule lists all written
                    ------------
                    agreements or other arrangements under which ASM has provided or agreed to provide source code of any product to any third party, except for software development kits provided to agent integration providers.

                    ASM has made available to PGI correct and complete copies of all such patents, registrations, applications (owned by
                    ASM), and all licenses, sublicenses and agreements as amended to date. Except for retail purchases of software, ASM is not a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.12 of the Disclosure
                                             ------------
                    Schedule under the terms of this Section 2.12(a).

          (b) Except as set forth in Section 2.12 of the Disclosure Schedule,
                                     ------------
with respect to each item of Intellectual Property that ASM owns: (i) subject to such rights as have been granted by ASM under license agreements entered into by ASM (copies of which have previously been made available or disclosed in writing to PGI), ASM possesses all right, title and interest in and to such item; and (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction. Except as set forth in Section 2.12 of the
                                                           ------------
Disclosure Schedule, with respect to each item of Third Party Intellectual Property Rights: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to ASM, and to ASM's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) such license, sublicense or other agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;
(iii) ASM is not in breach or default under any such license, sublicense or other agreement, and to ASM's knowledge no other party to such license, sublicense or other agreement is in breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) the underlying item of Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which ASM is a party or has been specifically named, nor to ASM's knowledge subject to any other outstanding judgment, order, decree, stipulation, or injunction; and (v) no license or other fee is payable upon any transfer or assignment of such license, sublicense or other agreement.

          (c) Except as set forth in Section 2.12 of the Disclosure Schedule,
                                     ------------
ASM (i) has not been named in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party and (ii) has not received any written notice alleging any such claim of infringement or misappropriation. ASM has made available to PGI correct and complete copies of all such suits, actions or proceedings or written notices to the extent ASM is not prohibited from disclosing the same under applicable court orders. Except as set forth in Section 2.12 of the Disclosure
                                                 ------------
Schedule, the manufacturing, marketing, licensing or sale of the products or performance of the service offerings of ASM do not currently infringe, and, to Stockholders' knowledge, have not within the six years prior to the date of this Agreement infringed, any Intellectual Property right of any third party; and to the knowledge of ASM, the Intellectual Property rights of ASM are not being infringed by activities, products or services of any third party.

     2.13  Real Property Leases.
           --------------------

          Section 2.13 of the Disclosure Schedule lists all real property leased
          ------------
or subleased to ASM. ASM has delivered or made available to PGI correct and complete copies of the leases and subleases (as amended to date) listed in

Section 2.13 of the Disclosure Schedule.  Except as set forth in Section 2.13 of
------------                                                     ------------
the Disclosure Schedule, with respect to each lease and sublease listed in

Section 2.13 of the Disclosure Schedule:
------------

          (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to ASM, to ASM's best knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the Closing, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies;

          (b) ASM is not in breach or default under any lease or sublease, and to ASM's best knowledge no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (c) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

          (d) ASM has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

     2.14  Contracts.
           ---------

          (a) Section 2.14 of the Disclosure Schedule lists the following
              ------------
written arrangements (including, without limitation, written agreements) to which Stockholders in connection with the Business or ASM is currently a party and which has not been terminated in accordance with its terms:

                  (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum;

                   (ii) any written arrangement (or group of related written
                  arrangements) for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services (x) which calls for performance over a period of more than one year, (y) which involves more than the sum of $5,000, or (z) in which ASM has granted rights to license, sublicense or copy, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (iii) any written arrangement establishing a partnership or joint venture;

                  (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (v) any written arrangement concerning confidentiality or non-competition;

                  (vi) any written arrangement relating to the Business involving the Stockholders or their affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                  (vii) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition or results of operations of ASM;

                  (viii) any other written arrangement (or group of related written arrangements) either involving more than $5,000 or not entered into in the Ordinary Course of Business;

                  (ix) any written arrangement by which ASM agrees to make available any particular product, service or maintenance or support;

                  (x) all leases or contracts for the rental of any convention center or similar exhibition hall during 1997 (the "1997 Hall Contracts"); and

                  (xi) any written agreement material to the operations of ASM or binding on Stockholders in connection with the Business or ASM and not listed above.

         (b) Except as set forth on Section 2.14 of the Disclosure Schedule,
                                    ------------
SM has delivered or made available to PGI a correct and complete copy of each written arrangement (as amended to date) listed in Section 2.14 of the
                                                   ------------
Disclosure Schedule.  Except as set forth in Section 2.14 of the Disclosure
                                             ------------
Schedule, with respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to ASM and, to ASM's knowledge the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the Court before which any proceedings therefor may be brought; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and does not require the consent of any party to the transactions contemplated hereby; and (iii) ASM is not in breach or default, to ASM's knowledge no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement. Except as set forth in Section 2.14 of the Disclosure
                                    ------------
Schedule, ASM is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in
Section 2.14 of the Disclosure Schedule under the terms of this
------------
Section 2.14.

     2.15  Powers of Attorney.
           ------------------

          There are no outstanding powers of attorney executed on behalf of Stockholders in connection with the Business or ASM.

     2.16  Insurance.
           ---------

          Section 2.16 of the Disclosure Schedule lists each current insurance
          ------------
policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which ASM is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Except as set forth in Section 2.16 of the Disclosure
                                              ------------
Schedule, each such policy is in full force and effect and will continue to be in full force and effect following the Closing. During the past three years, ASM has not been denied insurance for any reason.

          ASM is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and ASM has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Except as set forth in Section 2.16 of the Disclosure Schedule,
                                    ------------
within the last year, ASM has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. ASM is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

     2.17  Litigation.
           ----------

          (a) Section 2.17 of the Disclosure Schedule identifies, and contains a
              ------------
brief description of, (i) any unsatisfied judgment, order, decree, stipulation or injunction and (ii) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental

Entity or before any arbitrator affecting ASM to which ASM or any officer, director, employee, Stockholder or agent of ASM is or was (for the five years prior to and including the date hereof) a party or, to the knowledge of Stockholders or ASM, is threatened to be made a party. Other than as set forth in Section 2.17 of the Disclosure Schedule, none of the complaints,
                ------------
actions, suits, proceedings, hearings, and investigations set forth in
Section 2.17 of the Disclosure Schedule, if determined adversely to ASM,
------------
could have a material adverse effect on the assets, business, financial condition or results of the operations of ASM taken as a whole.

          (b) ASM has provided or has made available any agreement or other document or instrument settling any claim, complaint, action, suit or other proceeding, or a threat of any such claim, complaint, action, suit or other proceedings, against ASM.

     2.18  Employees.
           ---------

          Section 2.18 of the Disclosure Schedule contains a list of all
          ------------
employees of ASM, along with the position of each such person.  Section 2.18 of
                                                                ------------
the Disclosure Schedule lists (i) the annual rate of compensation for each such person, (ii) the terms of any bonus program applicable to such employee, and
(iii) the name of each such employee who has entered into an agreement with ASM concerning confidentiality, non-competition, or assignment of inventions. A copy of each such agreement has previously been delivered or made available to PGI. To the knowledge of ASM, no key employee or group of employees has any current plans to terminate employment with ASM following the Closing. ASM is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, formal grievances, claims of unfair labor practices or other collective bargaining disputes. ASM has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of ASM. Except as set forth in Section 2.18 of the Disclosure Schedule, ASM is not in
                       ------------
violation, nor has it been alleged to be in violation, nor has it been charged with any violation, nor is ASM aware of any violation of any of the various provisions of Title VII of the Federal Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or any other federal or state law dealing with employment discrimination, federal or state wage and hour laws, federal or state income or unemployment and social security tax withholding laws, or occupational safety and health laws and applicable standards and regulations thereunder. Except as set forth in Section 2.18 of
                                                              ------------
the Disclosure Schedule, ASM is not liable for any accrued unpaid wages, vacation pay, bonuses, or commissions, or for any material tax, penalty, assessment, or forfeiture for failure to comply with any employer/employee matter.

     2.19  Employee Benefits.
           -----------------

          (a) Section 2.19 of the Disclosure Schedule contains a complete and
              ------------
accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by ASM or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes ASM. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, if any, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last five plan years for each Employee Benefit Plan, have been delivered or made available to PGI. Each Employee Benefit Plan has been administered in accordance with its terms and each of ASM and the ERISA Affiliates has met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. ASM and all Employee Benefit Plans are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

          (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability.

          (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination, opinion or notification letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, opinion or notification letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination, opinion or notification letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.

          (d) Neither ASM nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (e) At no time has ASM or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

          (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of ASM (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

          (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by ASM or any ERISA Affiliate that would subject ASM or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

          (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of
Section 501(c)(9) of the Code.

          (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits ASM from amending or terminating any such Employee Benefit Plan.

          (j) Section 2.19 of the Disclosure Schedule discloses each: (i)
              ------------
written agreement with any director, executive officer or other key employee of ASM which has not been terminated in accordance with its terms (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving ASM of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from ASM that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under
Section 280G of the Code; and (iii) agreement or plan binding ASM, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.20  Environmental Matters.
           ---------------------

          (a) ASM has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of ASM, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving ASM. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals;
(v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and
(ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

          (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility when owned, operated, controlled or leased by ASM. ASM is not aware of any other releases of Materials of Environmental Concern that could reasonably be expected to have an impact on the real property or facilities owned, operated, controlled or leased by ASM. "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery
Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

          (c) Set forth in Section 2.20(c) of the Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned, operated or leased by ASM (whether conducted by or on behalf of ASM or a third party, and whether done at the initiative of ASM or directed by a Governmental Entity or other third party) which to the knowledge of ASM were issued or conducted during the past five years and which ASM has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to PGI.

     2.21  Legal Compliance.
           ----------------

          Except as set forth in Section 2.21 of the Disclosure Schedule, ASM,
                                 ------------
and the conduct and operations of its respective businesses, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or
(b) is applicable to ASM or the business, except for any violation or default which will not have a material adverse effect on the assets, business, financial condition or results of operations of ASM.

     2.22  Permits.
           -------

          Section 2.22 of the Disclosure Schedule sets forth a list of all
          ------------
permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity required for ASM to conduct its business as currently conducted (including without limitation those issued or required under applicable export laws or regulations) ("Permits") issued to or held by ASM and currently in effect. Such listed Permits are the only Permits that are required for ASM to conduct their respective businesses as presently conducted, except for those the absence of which would not have a material adverse effect on the assets, business, financial condition or results of operations of ASM. Each such Permit is in full force and effect and, to the knowledge of ASM, no suspension or cancellation of such Permit is threatened and to ASM's knowledge there is no basis for believing that such Permit will not be renewable upon expiration.

     2.23  Certain Business Relationships With Affiliates.
           ----------------------------------------------

          No Affiliate of ASM (a) owns any property or right, tangible or intangible, which is used in the business of ASM, (b) has any claim or cause of action against ASM, or (c) owes any money to ASM. Section 2.23 of the
                                                   ------------
Disclosure Schedule describes any transactions or relationships between ASM and any Affiliate thereof (other than employment relationships in the ordinary course of business) which are reflected in the statements of operations of ASM included in the Financial Statements. Except to the extent specifically set forth on Section 2.23 of the Disclosure Schedule and the financial statements delivered to PGI pursuant to Section 2.6 above, neither ASM nor the Stockholders (nor the Stockholders' family members) nor any Affiliate owns, directly or indirectly, on an individual or joint basis, an interest in, or serves as an officer, director, employee, consultant, contractor, or agent of or to any competitor or supplier of ASM or any person or entity having a contract or arrangement with ASM, and to the best of the Stockholders' knowledge, no employee (or family member thereof) of ASM owns, directly or indirectly, on an individual or joint basis, an interest in, or serves as an officer, director, employee, consultant, contractor, or agent of or to any competitor or supplier of ASM or any person or entity having a contract or arrangement with ASM. As used herein "Affiliate" shall mean the Stockholders and any officer, employee or director of ASM.

     2.24  Fees and Brokers.
           ----------------

          Except as disclosed in Section 2.24 of the Disclosure Schedule, all
                                 ------------
negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried out by ASM and the Stockholders. Except as disclosed in Section 2.24 of the Disclosure Schedule or otherwise in this Agreement, ASM
   ------------
has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

     2.25  Books and Records.
           -----------------

          Except as set forth in Section 2.25 of the Disclosure Schedule, the
                                 ------------
minute books and other similar records of ASM contain true and complete records of all actions taken at any meetings of ASM's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of ASM accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of ASM and have been maintained in accordance with good business and bookkeeping practices.

     2.26  Certain Payments.
           ----------------

          Except as set forth in Section 2.26 of the Disclosure Schedule, since
                                 ------------
January 1, 1994, neither Stockholders, ASM nor any director, officer, agent, or employee of ASM, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of ASM or the Business. Since January 1, 1994, ASM has not established or maintained any fund or asset that has not been recorded in the books and records of ASM.

     2.27  Accounts Receivable.
           -------------------

          Section 2.27 of the Disclosure Schedule contains an Aged Trial Balance
          ------------
Summary as of November 30, 1996, which, with respect to items marked with an "X", represents an accurate and complete list of (a) the ITEC Accounts Receivable of ASM as of such date and (b) the total amounts of accounts receivable from Advanta events for November 1996, arising from the operation of the Business (less a reserve for doubtful accounts in the amount of $20,000, which reserve is reasonable and has been established in accordance with ASM's past practices). All of the Accounts Receivable arose in the ordinary course of the Business for goods delivered or services rendered to non-affiliated third parties, constitute only valid claims, and are collectible in the ordinary course of business. ASM has not received any written notice from or on behalf of any account debtor asserting any defense to payment or right of setoff with respect to any of the Accounts Receivable. The amounts on the Aged Trial Balance -- Summary not marked with an "X" do not represent accounts receivable from the operation of the Business prior to December 1, 1996.

     2.28  Customers and Suppliers.
           -----------------------

          (a) Section 2.28 of the Disclosure Schedule contains an accurate and
              ------------
complete, with respect to the Business, list of the twenty largest customers and suppliers of ASM, the Business, and ASM's "Advanta" business unit (measured by dollar volume of purchases and sales, as applicable) and the dollar amount of the Business which each customer and supplier represented during the fiscal year ended December 31, 1996. Except as set forth in Section 2.28 of the Disclosure
                                                 ------------
Schedule, ASM received no notice that, and has no knowledge or reason to believe that, any such supplier or any customer of ASM does not plan to continue to do business with ASM, or plans to reduce its supplies to, or volume of orders from, ASM or will not do business on substantially the same terms and conditions with ASM subsequent to the Closing Date as such supplier or customer did with ASM before such date.

          (b) Section 2.28 of the Disclosure Schedule sets forth a list of the
              ------------
number of booths at each of the trade shows held by ASM during 1994, 1995 and 1996, which list is true and accurate in all material respects. ASM and the Stockholders are not aware of any reason that the schedule of 1997 ASM events as provided to PGI will not occur as set forth on such schedule. To ASM's and the Stockholders' knowledge, no persons or entities not currently competing with the Business have announced or made known an intention to compete with the Business in the markets currently served by the Business.

     2.29  Access to Information; Sophistication; Investment Intent.
           --------------------------------------------------------

          (a) Each of the Stockholders has participated directly in the negotiation of this Agreement and has received, or has had the opportunity to receive, the advice of independent counsel and of accounting experts in connection with such negotiation.

          (b) Each of the Stockholders has personal knowledge of the daily operations of ASM by virtue of such Stockholder's present and prior affiliation with ASM and has had full access to all relevant information concerning PGI. Such access to information of PGI by Stockholders does not alter the rights and obligations of Stockholders and PGI under this Agreement.

          (c) Each of the Stockholders is an experienced investor who possesses sufficient investment knowledge and sophistication to permit such Stockholder to evaluate the wisdom and prudence of engaging in the transaction contemplated hereby, and each Stockholder has had a full and fair opportunity to evaluate this transaction, to request and receive additional information and advice, to apply to the fullest extent such Stockholder's business acumen, and to receive the advice of Stockholder's counsel or other experts, in the evaluation of such information. Each of the Stockholders is participating in the transaction contemplated hereby solely for purposes of investment and without a view to the distribution, subdivision, securitization, or other transfer of any right to receive Base Purchase Consideration or Additional Purchase Consideration in any manner whatsoever.

     2.30  Hart-Scott-Rodino Compliance
           ----------------------------

          ASM's most recent annual statement of income and expense does not show $100 million or more in annual sales, and ASM's most recent regularly prepared balance sheet does not show $100 million or more in total assets. In addition, there are no persons or other entities (including, for purposes hereof, (a) any shareholder of ASM that, together with all other entities included within the same person as that shareholder, either holds 50% or more of ASM's voting securities or is currently entitled by contract to appoint 50% or more of ASM's directors, (b) any entity of which ASM holds 50% or more of the voting securities, or has the current ability to appoint 50% of the board of directors (or individuals exercising similar functions for those entities without directors), or (c) any entity of which ASM is entitled to either 50% of the profits or 50% of the assets on dissolution) that, if analyzed in combination with ASM, would cause ASM's most recent annual statement of income and expense to show $100 million or more in annual sales or ASM's most recent regularly prepared balance sheet to show $100 million or more in total assets.

     2.31  Disclosure.
           ----------

          No representation or warranty by Stockholders or ASM contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered, or to be delivered, by or on behalf of Stockholders or ASM pursuant to this Agreement or in connection with the preparation of audited financial statements of ASM on an accrual basis by PGI's accountants (the "Audited Financials"), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Notwithstanding anything to the contrary contained in this Section 2.31, to the extent that Stockholders' and ASM's representation and warranty hereunder relates to the preparation of Audited Financials by PGI's accountants, such representation and warranty shall be deemed to be limited to only the factual information regarding ASM and the ASM Business underlying such financial statements and provided to such accountants, not to any aspect of the Audited Financials that require the application of subjective accounting principles or standards.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                                     OF PGI

          PGI hereby represents and warrants to ASM as follows:

     3.1  Organization.
          ------------

          PGI is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. PGI is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except in those jurisdictions where the failure to be so qualified will not have a material adverse effect on the business of PGI or result in a material delay of the transactions contemplated by this Agreement. PGI has the corporate power and authority to carry on the businesses in which each is engaged and to own and use the properties owned and used by it, except to the extent a failure will not have a material adverse effect on the business of PGI or result in a material delay of the transactions contemplated by this Agreement. PGI is not in material default under or in violation of any material provision of its certificate of incorporation or by-laws, each as amended to date.

     3.2  Authorization of Transaction.
          ----------------------------

          PGI has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by PGI of this Agreement and the consummation by PGI of the transactions contemplated hereby have been duly and validly authorized by the necessary corporate action on the part of PGI. This Agreement has been duly and validly executed and delivered by PGI and, assuming the due authorization, execution and delivery by ASM and the Stockholders, constitutes a valid and binding obligation of PGI, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and remedies generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     3.3  Non-Contravention.
          -----------------

          Neither the execution and delivery of this Agreement by PGI, nor the consummation by PGI of the transactions contemplated hereby, will (a) conflict with or violate any provision of the articles of incorporation or by-laws of PGI, (b) require on the part of PGI any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which PGI is a party or by which PGI is bound or to which any of their assets is subject,
(d) result in the imposition of a Security Interest upon any assets of PGI or
(e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PGI, or any of its properties or assets.

     3.4  Brokers' Fees.
          -------------

          PGI has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.5  Disclosure.
          ----------

          No representation or warranty by PGI contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to or to be delivered by or on behalf of PGI pursuant to this Agreement, or in connection with the registration statement filed or to be filed in connection with PGI's Public Offering (the "Registration Statement"), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

     3.6  Legal Compliance.
          ----------------

          PGI, and the conduct and operations of its businesses, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which
(a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to PGI or its business, except for any violation or default which will not have a material adverse effect on the assets, business, financial condition or results of operations of PGI.

     3.7  Due Diligence.
          -------------

          PGI has performed a due diligence investigation of ASM to its satisfaction. In its decision to proceed with the Purchase and Sale contemplated by this Agreement, PGI expressly agrees that it is not relying upon any past or present forward-looking projection or pro forma concerning ASM or the Business; provided, however, that PGI is expressly relying on the truth, completeness and accuracy of each of the disclosures, representations and warranties made by

ASM and the Stockholders in this Agreement and the Disclosure Schedule, except as such disclosures, representations and warranties are qualified by the Disclosure Schedule.

     3.8  Purchase for Investment.
          -----------------------

          PGI acknowledges that the Stock of ASM has not been registered under the Securities Act, or under any state securities laws. PGI is an "accredited investor" as defined under the Securities Act, and has performed a due diligence investigation satisfactory to PGI. PGI is purchasing the Stock solely for investment with no present intention to distribute any of the shares to any person.

     3.9  Initial Public Offering.
          -----------------------

          PGI shall diligently proceed with and use reasonable efforts to take such actions as are necessary to effect a successful Public Offering under the Securities Act in an amount that PGI shall deem sufficient to permit the consummation of the Purchase and Sale, and to cause PGI to be listed on the NASDAQ stock exchange in connection with such Public Offering. PGI shall not grant a security interest in the proceeds of the Public Offering such that PGI shall be unable to pay the Base Purchase Consideration to the Stockholders when due under this Agreement.

     3.10  Lending Covenants.
           -----------------

          PGI represents and warrants that, to the best of PGI's knowledge, PGI is not in breach of any covenant applicable to PGI under any senior secured all-asset financing or lending commitment extended to PGI, and that all such financing arrangements in favor of PGI are legal, valid and enforceable and in full force and effect with respect to PGI, and to PGI's knowledge such financial arrangements are legal, valid, binding and enforceable and in full force and effect with respect to each other party thereto (except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and remedies generally). PGI has no knowledge of any event that has occurred that is, or that with notice or the passage of time would be, any default under any financing or lending commitment to which PGI is a party.

     3.11  Hart-Scott-Rodino Compliance
           ----------------------------

          Provided that the representation set forth in Section 2.30 is true and correct, no filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. (S) 18a in connection with the transaction contemplated by this Agreement.

                                   ARTICLE IV
                                   COVENANTS

     4.1  Best Efforts.
          ------------

          Each Party shall each use its or their best efforts to effect the Purchase and Sale and the other transactions contemplated hereby and to ensure that there are and will be no impediments to the fulfillment of each of its conditions to Closing or to the consummation of the transactions contemplated by this Agreement.

     4.2  Notices and Consents.
          --------------------

          Each of PGI and ASM shall use its respective best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to PGI or ASM, respectively, in connection with the transactions contemplated by this Agreement.

     4.3  Operation of Business.
          ---------------------

          (a) Except as contemplated by this Agreement (or otherwise consented to by PGI in writing), during the period from the date of this Agreement to the Closing Date, ASM shall conduct its operations in the Ordinary Course of Business, in a manner consistent with past practice and in compliance with all applicable laws and regulations except to the extent that any non-compliance will not have any material adverse effect on the Business, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, ASM shall not make any decision or take any action that is material to the business or operations or ASM without the written consent of PGI (which consent shall not be unreasonably withheld, delayed or conditioned) including, without limitation:

              (i) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, options, warrants or conditional stock entitlements outstanding on the date hereof), or amend any of the terms of any such convertible securities, options, warrants or conditional stock entitlements except as set forth on Section 2.2 of the Disclosure Schedule;
                       -----------

              (ii) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

              (iii) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, except in the Ordinary Course of Business;

              (iv) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.19(j) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

              (v) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

              (vi) amend its charter or by-laws, except as required by this Agreement;

              (vii) change in any material respect its accounting methods, principles or practices, except changes necessary to comply with or come into compliance with GAAP or as may be required by a generally applicable change in GAAP;

              (viii) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

              (ix) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

              (x) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

              (xi) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive, release or assign any rights under, any material contract or agreement;

              (xii) make or commit to make any expenditure in excess of $10,000 per item;

              (xiii) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of ASM set forth in this Agreement becoming untrue or (ii) any of the conditions to the Purchase and Sale set forth in Article V not being satisfied;

              (xiv) hire, terminate or discharge any employee or engage or terminate any consultant, provided however that any employee or consultant may himself or herself terminate his or her relationship with ASM in accordance with the terms of any applicable employment, consulting or similar agreement, and provided, further, that ASM may terminate an employee, or take other such action, on an emergency basis without prior PGI consent if ASM makes reasonable efforts to consult with PGI in such regard; or

              (xv) agree in writing or otherwise to take any of the foregoing actions.

          (b) Notwithstanding the limitations set forth in Section 4.3(a), the Stockholders shall, without the consent of PGI, have the right to cause ASM to distribute funds to the Stockholders of ASM prior to the Closing, provided that any such distributions do not, based upon reasonable estimates at the time of such distribution, cause a Base Purchase Price Reduction under Section 1.5(b)(iii) to be required.

     4.4  Full Access.
          -----------

          Between the date hereof and the Closing, ASM shall permit PGI and its counsel, accountants, auditors and other representatives and advisors full access, upon reasonable notice, to all of the premises, staff, offices, properties, books and records, contracts and commitments of ASM and to third parties doing business with ASM, subject to compliance with applicable confidentiality obligations. Without limiting the foregoing, ASM shall give PGI's accountants access to the books and records of ASM for the purpose of preparing restated financial statements of ASM, on the basis of United States GAAP using the accrual basis of accounting, for the period January 1, 1994 through December 31, 1996. Between the date hereof and the Closing, the representations and warranties contained in Article II shall not be affected or deemed waived by reason of the fact that any of PGI, its counsel, its accountants, its auditors or its other representatives and advisors know or discover or should have known or discovered that any such representation or warranty is or might be inaccurate in any respect, whether as a result of such access or otherwise.

     4.5  Notice of Breaches.
          ------------------

          ASM shall promptly deliver to PGI written notice of any event or development that would (a) render any statement, representation or warranty of ASM in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by ASM or any of its Affiliates of, or a failure by ASM or any of its Affiliates to comply with, any agreement or covenant in this Agreement applicable to such party. PGI shall promptly deliver to ASM written notice of any event or development that would (i) render any statement, representation or warranty of PGI in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by PGI of, or a failure by PGI to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

     4.6  Exclusivity.
          -----------

          ASM and the Stockholders covenant and agree that neither ASM, the Stockholders, nor any of ASM's officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it) will, directly or indirectly, initiate, solicit, entertain or negotiate, or approve, or enter into any agreement or understanding with respect to, any acquisition, merger, consolidation, recapitalization, restructuring or similar transaction involving the Business or ASM during the period commencing the date hereof and ending on February 28, 1997 (if the Purchase and Sale is never consummated), or if the Purchase and Sale is consummated, ending on the Closing Date.

     4.7  Confidentiality.
          ---------------

          Each of the parties hereto agrees that it shall, and shall cause its subsidiaries and the officers, employees and authorized representatives of each of them to, hold in strict confidence all data and information obtained by them from the other parties hereto (unless such information is or becomes readily ascertainable from public or published information) and shall not, and shall use its best efforts to ensure that such subsidiaries, directors, officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of the party from which such data or information was obtained, except as required by law after consultation with counsel (provided that any such party shall consult with the other party prior to making such disclosure). In the event that this Agreement terminates without the Purchase and Sale having taken place, the Parties and their respective affiliates and agents: (a) shall hold in confidence and refrain from using all non-public information received in connection with the transactions contemplated in this Agreement; and (ii) either shall return promptly all such non-public information to the Party to which such information relates or shall destroy such documents, work papers and other materials (including all copies made thereof) obtained pursuant hereto, at such Party's request.

     4.8  Covenant Not to Disclose.
          ------------------------

          (a) ASM and the Stockholders acknowledge and agree that ASM and the Stockholders possess certain data and knowledge of operations of the business conducted by ASM prior to the Closing Date (the "Business") which are proprietary in nature and confidential, including, without limitation, certain trade secrets (the "Trade Secrets"). ASM and the Stockholders jointly and severally covenant and agree that, except as agreed between PGI and Stockholders, neither ASM nor the Stockholders will, at any time after the Closing, reveal, divulge or make known to any Person (other than PGI or ASM) or use for its or his or her own account or for the account of any Person, any confidential or proprietary methods, record, data, Trade Secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of soliciting or obtaining or doing business by the Business, or any other confidential or proprietary information whatsoever relating to the Business or ASM or PGI or their affiliates, whether or not obtained with the knowledge and permission of ASM or PGI or their affiliates.

          (b) ASM and the Stockholders will, following the Closing, maintain the Trade Secrets as confidential and proprietary information of ASM in the manner maintained prior to the Closing. ASM and the Stockholders have no knowledge of any other persons or entities who have written copies of information relating to the Trade Secrets. ASM has previously delivered to PGI copies of agreements of confidentiality executed by employees of the ASM.

     4.9  Non-Compete.
          -----------

          (a) When used in this Section 4.9, the following terms shall have the following meanings:

          "Competition" means (i) the marketing, development, sale or offering or promoting for sale of (A) any activities or services of the type that ASM or PGI currently provides, and (B) shows within the same industries as shows conducted by ASM or PGI as of the Closing Date; and (ii) any business which is competitive with the Business or the business or operations of PGI as they are now or hereafter operated during the period in which the respective individual Stockholder is in the employ of PGI or ASM or which is the subject of any plan or initiative of PGI or ASM in development or under consideration by ASM or PGI during the time that the respective individual Stockholder is in the employ of PGI or ASM and that the individual Stockholder was aware of or involved in. For purposes of this Agreement, John Inglis' current separate business operations, if any, set specifically forth in Schedule 4.9 of the Disclosure Schedule shall
                                  ------------
not constitute activities that are deemed to be in Competition with ASM.

          "Directly or Indirectly" means as an individual, partner, shareholder, director, officer, member, principal, agent or employee.

          "Person" means an individual, corporation, partnership, joint venture, limited liability company, trust or other entity.

                    "Restricted Territory" means anywhere in the entire world.

          (b) Stockholders shall not, for a period of   *  years after the
Closing Date, Directly or Indirectly, engage in any Competition in the Restricted Territory; provided, however, that the Stockholders may, without violating this covenant: (i) own as a passive investment not in excess of 5% of the outstanding capital stock of a corporation which engages in Competition if such capital stock is a security which is actively traded on an established national securities exchange; (ii) have an ownership interest otherwise proscribed by this Section 4.9 if such interest arises as a result of the acquisition of a business entity not principally engaged in Competition; and
(iii) John Inglis, Kearney and Dethlefs may perform their obligations to ASM under the Inglis Employment Agreement, the Kearney Employment Agreement, and the Dethlefs Employment Agreement (each as hereinafter defined), respectively.

          (c) Stockholders acknowledge that in view of the nature of the business and the business objectives of PGI in purchasing the Stock of ASM, and the Purchase Consideration paid to the Stockholders therefor, the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of PGI and ASM and that in the event that any such territorial or time limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the territorial and/or time limitation shall be enforced.

-----------
* Confidential information has been omitted and filed separately with the Commission.

          (d) Stockholders further acknowledge that the remedy at law for any breach by it of the agreements contained in this Section 4.9 will be inadequate and that PGI and ASM will be entitled to seek injunctive relief without being required to prove actual damages or post bond. This Section 4.9 constitutes an independent and severable covenant and if any or all of the provisions of this
Section 4.9 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which shall remain in full force and effect.

     4.10  Non-Interference.
           ----------------

          (a) Stockholders jointly (for a long as a Stockholder is in ASM's employ) and severally (regardless of whether in the employ of ASM) covenant and agree that other than in connection with the performance of the Inglis Employment Agreement, the Kearney Employment Agreement and the Dethlefs Employment Agreement (each, as hereinafter defined), neither the Stockholders, nor any Person directly or indirectly controlling, controlled by or under common control with the Stockholders will, for a period of * years after the Closing, directly or indirectly, for whatever reason, whether for their own account or for the account of any other Person, during the period that the covenant set forth in Section 4.9 hereof remains in effect: (i) solicit, deal with or otherwise interfere with PGI or ASM in connection with any aspect of the Business or with PGI's or ASM's existing or potential contracts or relationships with any vendor, customer, supplier, affiliate, employee, officer, director or any independent contractor, whether the Person is employed by or associated with the Business or with PGI or ASM on the Closing Date or at any time thereafter;
(ii) solicit, accept, deal with or otherwise interfere with the continuance of supplies to PGI or ASM (or the terms relating to such supplies), from any vendors, suppliers or customers who have been supplying goods, materials or services to ASM at any time during the five years immediately preceding the date of this Agreement; (iii) solicit, accept, deal with or otherwise interfere with any of the existing or potential contracts or relationships with any independent contractor, customer, vendor, supplier, client or consultant of the Business or PGI or ASM, or any Person who is a bona fide or prospective independent contractor, customer, client or consultant thereof; or (iv) solicit or otherwise interfere with any existing or proposed contract between the Business of PGI or ASM and any other party whatsoever.

     4.11  Cooperation.
           -----------

          Stockholders jointly (for as long as a Stockholder is in ASM's employ) and severally (regardless of whether employed by ASM) covenant and agree both before and after the Closing hereunder: (a) to give full cooperation to PGI and ASM (including, without limitation, giving written notice as requested by PGI or ASM and referring all telephone inquiries regarding, relating to or in connection with the Business to PGI or ASM) to assure that each supplier and customer of ASM will continue to do business with PGI and ASM on substantially the same terms and conditions subsequent to the Closing Date as such supplier or customer did with ASM before such date; (b) to cooperate fully with PGI and ASM in order to effect the transfer of, and assure PGI and ASM of the continued benefit and full enjoyment of, the Business; and (c) to cooperate fully with PGI in providing to PGI all information that PGI identifies pertaining to ASM that PGI identifies as necessary to the Registration Statement for PGI's Public Offering. During the period


* Confidential information has been omitted and filed separately with the Commission.

prior to the Closing Date, ASM agrees to consult with PGI regarding any material changes, contracts, or personnel actions or other material events involving ASM or the business.

     4.12  Initial Public Offering.
           -----------------------

          PGI will inform ASM and the Stockholders in writing of any applicable rules, regulations or requirements applicable to ASM or the Stockholders that are required to complete PGI's Public Offering, and ASM and the Stockholders agree to assist PGI in complying with such rules, regulations and requirements. ASM will participate in the development of information concerning ASM for disclosure in connection with the offering process. PGI will not publish any subjective non-historical or forward-looking information concerning ASM without ASM's prior review and written approval, and will publish only such information as shall be necessary and required in connection with the Public Offering, provided that such information shall be reviewed by ASM.

     4.13  Postponement of Contemplated Public Financing.
           ---------------------------------------------

          PGI shall notify ASM within five business days of any material adverse change in PGI's business or other circumstance that would have the effect of canceling the anticipated Public Offering or postponing it beyond February 28, 1997. Upon ASM's receipt of such notice, the Parties shall agree upon an extension of the Closing Date or ASM and the Stockholders shall provide PGI written notice that PGI shall have 30 additional days from the date of such written notice in which to obtain alternative financing. If PGI is able, through the exercise of reasonable commercial efforts, to obtain alternative financing on terms reasonably acceptable to it, then the obligations of the Parties under this Agreement shall continue and the Closing shall occur as soon as reasonably practicable, but in no event later than five business days following the closing of such financing.

     4.14  Employees.
           ---------

          PGI agrees that any individuals who are full-time employees of ASM on the Closing Date will remain employees of ASM immediately after the Closing. Such individuals will be referred to herein as "ASM Employees." The employment by ASM of ASM Employees will be "at will" and nothing herein expressed or implied is intended to confer upon any such ASM Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights to employment for a specific period.

     4.15  Other Actions.
           -------------

          PGI shall not take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of PGI set forth in this Agreement becoming untrue or (ii) any of the conditions to the Purchase and Sale set forth in Article V not being satisfied.

     4.16  Acceleration of Earn-Out.
           ------------------------

          (a) PGI shall pay the Stockholders the Accelerated Earn-Out Amount (as hereinafter defined) in accordance with the terms hereof upon the occurrence of the following (each, an "Accelerated Earn-Out Event"):

              (i) The breach, prior to the full payment to the Stockholders of Additional Purchase Consideration due Stockholders hereunder in accordance with the terms hereof, of any one or more obligations of PGI to the Stockholders under this Agreement involving the payment of money, after the expiration of any applicable opportunity to cure and/or the arbitrator's final award in favor of Stockholders for any matter submitted to arbitration in accordance with Section
8.15 hereof (a "Final Monetary Breach"), and provided that said breach involves a monetary sum that alone, or on combination with other Final Monetary Breaches, exceeds $100,000 (a "Material Financial Default").

              (ii) In the event that, prior to the full payment to the Stockholders of Additional Purchase Consideration due Stockholders hereunder in accordance with the terms hereof, the primary lender for PGI takes any action with respect to the Additional Purchase Consideration Account or the assets of ASM that the Stockholders reasonably believe renders it impossible for PGI to pay the 1997 Additional Purchase Consideration or the 1998 Additional Purchase Consideration when due (an "Earn-Out Impossibility Event"). In the event of the occurrence of circumstances that the Stockholders reasonably believe constitute an Earn-Out Impossibility Event, the Stockholders shall send a written notice to such effect to PGI stating the basis for such belief (an "Anticipated Default Notice"). Upon receipt of an Anticipated Default Notice, PGI and the Stockholders shall consult for a period of 30 days with respect to Stockholders' concerns as set forth in the Anticipated Default Notice. If, following such consultation, PGI and the Stockholders are unable to resolve the Stockholders' concerns, then PGI shall have 60 days within which to provide reasonable alternative security for the payment of the Additional Purchase Consideration ("Alternate Security"). In the event that PGI is unable to provide such Alternate Security, an Accelerated Earn-Out Event shall be deemed to have occurred.

              (iii) An Insolvency Event (as hereinafter defined) occurring prior to the full payment to the Stockholders of Additional Purchase Consideration due Stockholders hereunder in accordance with the terms hereof. As used herein, an "Insolvency Event" shall mean (A) if PGI voluntarily submits itself to bankruptcy or is involuntarily submitted to bankruptcy and the action is not dismissed within 60 days of filing and (B) PGI's obligation to pay the Additional Purchase Consideration as set forth herein is rejected or otherwise terminated in connection with the bankruptcy proceeding. No Insolvency Event shall be deemed to have occurred unless and until the rejection or other termination of any material portion of PGI's obligation to pay Additional Purchase Consideration shall have become final and non-appealable.

              (iv) A Change in Control (as hereinafter defined) occurring prior to the full payment to the Stockholders of Additional Purchase Consideration due Stockholders hereunder in accordance with the terms hereof. As used herein, a "Change in Control" shall mean: (A) following a sale or other transfer or disposition of all or substantially all of the assets of

ASM, or a merger or consolidation of ASM, or a sale or other transfer or disposition of the stock of ASM, PGI no longer has, directly or indirectly, a controlling interest in ASM; or (B) there shall occur the sale or other transfer or disposition of all or substantially all of the assets of PGI, or a merger or consolidation of PGI following which the Chief Executive Officer and Executive Management Team of PGI is changed as a result of or after such acquisition of control.

          (b)  Payment Matters.
               ---------------

              (i) As used herein, the "Accelerated Earn-Out Amount" shall mean
(A) with respect to an Accelerated Earn-Out Event occurring in calendar year
1997, the Accelerated Earn-Out Amount shall be   *    ; and (B) with respect
to an Accelerated Earn-Out Event occurring in calendar year 1998, the Accelerated Earn-Out Amount shall be the sum of (X) the actual amount of unpaid 1997 Additional Purchase Consideration, if any, and (Y) an amount for calendar year 1998 equal to * of the difference between (I) * of PTPECNI as reflected in the 1998 Business Plan for ASM and (II) the actual PTPECNI for calendar year 1997.

              (ii) Either party shall have the obligation to submit any dispute with respect to the operation of this Section 4.16, including whether an Accelerated Earn-Out Event has occurred and the calculation of the Accelerated Earn-Out Amount, to arbitration in accordance with Section 8.15 hereof. No Accelerated Earn-Out Amount shall be due and payable until 30 days following a final determination by the arbitrator in accordance with Section 8.15 hereof that any Accelerated Earn-Out Amount is due.

     4.17  Termination of Certain Covenants.
           --------------------------------

          (a) John Inglis's obligations pursuant to Section 4.9 and 4.10 hereof shall terminate upon (i) the occurrence of an Accelerated Earn-Out Event, (ii) termination of the Inglis Employment Agreement by PGI "without Cause" (as defined in Section V(A)(3)(b) thereof) during the "Initial Term" thereof and
(iii) termination of the Inglis Employment Agreement by Inglis during the "Initial Term" pursuant to Section V(A)(5) thereof, provided that in the event of the occurrence of Accelerated Earn-Out Event, the covenants set forth in
Section 4.9 and 4.10 shall not terminate if PGI satisfies its obligation to pay the Accelerated Earn-Out Amount in accordance with the terms hereof. The events triggering termination of the covenants set forth in Sections 4.9 and 4.10 hereof with respect to Inglis are referred to herein as "Final Inglis Covenant Termination Events." John Inglis or PGI shall have the right to submit any dispute with respect to the operation of this Section 4.17, including whether a Final Inglis Covenant Termination Event has occurred, to arbitration in accordance with Section 8.15 hereof. If the dispute is submitted for arbitration, the covenants set forth in Section 4.9 and 4.10 shall not terminate until a final determination by the arbitrator in accordance with Section 8.15 hereof that a Final Inglis Covenant Termination Event has occurred and, in the case of the Accelerated Earn-Out Events arising pursuant Section 4.16, that any Accelerated Earn-Out Amount has not been paid when due.

          (b) Kearney's obligations pursuant to Section 4.9 and 4.10 hereof shall terminate upon (i) the occurrence of an Accelerated Earn-Out Event, (ii) termination of the Kearney Employment Agreement by PGI "without Cause" (as defined in Section V(A)(3)(b)

----------
* Confidential information has been omitted and filed separately with the Commission.

thereof) during the "Initial Term" thereof, provided that in the event of the occurrence of Accelerated Earn-Out Event, the covenants set forth in Section 4.9 and 4.10 shall not terminate if PGI satisfies its obligation to pay the Accelerated Earn-Out Amount in accordance with the terms hereof. The events triggering termination of the covenants set forth in Sections 4.9 and 4.10 hereof with respect to Kearney are referred to herein as "Final Kearney Covenant Termination Events." Kearney or PGI party shall have the right to submit any dispute with respect to the operation of this Section 4.17, including whether a Final Kearney Covenant Termination Event has occurred, to arbitration in accordance with Section 8.15 hereof. If the dispute is submitted for arbitration, the covenants set forth in Section 4.9 and 4.10 shall not terminate until a final determination by the arbitrator in accordance with Section 8.15 hereof that a Final Kearney Covenant Termination Event has occurred and, in the case of the Accelerated Earn-Out Events arising pursuant Section 4.16, that any Accelerated Earn-Out Amount has not been paid when due.

          (c) In the event of any termination of Inglis's or Kearney's obligations pursuant to Section 4.9 and 4.10 in accordance with the provisions of Section 4.17 hereof, the covenants set forth in Sections 4.7 and 4.8 hereof shall terminate with respect to the terminated Stockholder, except that the terminated Stockholder shall not have the right to (i) utilize any hard data of a confidential or proprietary nature of ASM, including any confidential or proprietary methods, record, data, Trade Secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of soliciting or obtaining or doing business, (ii) any confidential or proprietary information whatsoever relating to PGI, (iii) any plan of growth or expansion or information that came from or is derived from PGI or ASM or was developed by ASM or PGI during the term of their employment with ASM with PGI as a shareholder.

                                   ARTICLE V
                CONDITIONS TO CONSUMMATION OF PURCHASE AND SALE

     5.1  Conditions to Each Party's Obligations.
          --------------------------------------

          The respective obligations of each Party to consummate the Purchase and Sale is subject to the following condition: no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Purchase and Sale or limiting or restricting PGI's conduct or operation of the business of PGI or ASM after the Purchase and Sale shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Purchase and Sale which makes the consummation of the Purchase and Sale illegal.

     5.2  Conditions to Obligations of PGI.
          --------------------------------

          The obligation of PGI to consummate the Purchase and Sale and the other transactions set forth herein is subject to the satisfaction of the following additional conditions:

          (a) Each of the representations and warranties of Stockholders and ASM contained in Article II above shall be true and accurate in all material respects as of the date of this Agreement and shall be true and accurate in all material respects as of the Closing Date as if made on the Closing Date (except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and accurate in all material respects as of the date expressly stated) without regard to any disclosures made by ASM or Stockholders after the execution and delivery of this Agreement by the parties hereto and no liabilities have been asserted with respect to the possible liabilities or problems referenced in the Disclosure Schedules; provided, however, that this condition shall be deemed satisfied if
(i) taken together, all such matters (x) as to which representations are not true and accurate or (y) which represent an event or events occurring after execution hereof, but before Closing or (z) involving liabilities asserted with respect to the possible liabilities or problems referenced in the Disclosure Schedules, involve in the aggregate less than $500,000 (for this purpose any third party claim or litigation shall be deemed to involve the amount the claimant or litigant has a reasonable likelihood of being owed if the matter is determined adversely to ASM) and (ii) no such representations when made were known by a party making them to not be true and accurate. Stockholders and ASM shall have delivered to PGI a certificate of Stockholders and ASM's president or any vice president certifying the fulfillment of the conditions set forth in this Section 5.2(a).

          (b) All of the covenants and obligations that Stockholders or ASM are required to perform or to comply with pursuant to the terms of this Agreement and each of the documents to be executed in connection herewith shall have been duly performed or complied with by Stockholders and ASM in all respects prior to the Closing Date.

          (c) Since the date of the execution and delivery of this Agreement by the parties, there shall not have occurred an event or condition which resulted in a material adverse change in the financial condition, business, assets, net worth, personnel, prospects or affairs of the Business (when taken as a whole), and ASM shall not have suffered any loss (whether or not insured) by reason of physical damage caused by fire, earthquake, flood, wind, accident or other calamity which materially affects the value of the Business when taken as a whole.

          (d) PGI's Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the United States Securities and Exchange Commission (the "SEC") and remain in effect and the closing pursuant to such Registration Statement shall occurred.

          (e) The Stockholders shall have executed and delivered a Subordination Agreement in substantially the form attached hereto as Exhibit A in favor of
                                                       ---------
PGI's primary financial institution concerning future payments owed to the Stockholders under this Agreement.

          (f) ASM either (i) shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, as are reasonably necessary to the transfer of any contracts, leases, rights, or other assets material to the Business, which if not obtained or effected would have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of ASM or on the ability of the Parties to consummate the transactions contemplated by this Agreement, or
(ii) as of the Closing, shall have effected a cure of any alleged failure to obtain any such item, or (iii) as of the Closing, shall have identified a means of curing such failure to obtain any such item within a reasonable period of time after Closing and shall have undertaken such steps as shall be reasonably necessary to effect such cure within a reasonable period of time after Closing.

          (g) PGI shall have received from Thomas Moe, Esquire, counsel to ASM, an opinion in the form set forth as Exhibit B attached hereto, addressed to PGI
                                    ---------
and dated as of the Closing Date;

          (h) PGI shall have received from ASM a long-form good standing certificate of ASM dated no earlier than 30 days prior to the closing date.

               (i) PGI shall have received from an officer of ASM a closing certificate in customary form.

          (j) An Employment Agreement substantially in the form of Exhibit C
                                                                   ---------
hereto shall have been executed by John Inglis and ASM (the "Inglis Employment Agreement").

          (k) An Employment Agreement substantially in the form of Exhibit D
                                                                   ---------
hereto shall have been executed by Patrick J. Kearney and ASM (the "Kearney Employment Agreement").

          (l) An Employment Agreement substantially in the form of Exhibit E
                                                                   ---------
hereto shall have been executed by Robert Dethlefs and ASM (the "Dethlefs Employment Agreement").

          (m) Any and all taxes, interest, penalties or expenses incurred by ASM for current or prior tax years or arising from business conducted by ASM prior to the Closing Date shall have been paid by ASM when due, and any sales tax or other taxes arising from the Purchase and Sale and otherwise attributable to the Stockholders shall have been paid by the Stockholders when due.

          (n) ASM shall have received from Kearney and Dethlefs Settlement and Release Agreements in form reasonably satisfactory to PGI.

          (o) The 1997 Hall Arrangements referred to the Section 7.2(f) shall have become 1997 Hall Contracts and any consents required for 1997 Hall Contracts by reason of the change of control of ASM shall have been received, provided that if the aggregate revenue set forth in the Business Plan for the shows as to which (i) either or both of these requirements have not been met and
(ii) alternative satisfactory arrangements have not been made is less than $500,000, this condition shall be deemed to have been satisfied.

     5.3  Conditions to Obligations of ASM and the Stockholders.
          -----------------------------------------------------

          The obligation of ASM and the Stockholders to consummate the Purchase and Sale is subject to the satisfaction of the following additional conditions:

          (a) Each of the representations and warranties of PGI contained in
Article III above shall be true and accurate in all material respects as of the date of this Agreement and shall be true and accurate in all material respects as of the Closing Date as if made on the Closing Date (except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated) without regard to any disclosures made by PGI after the execution and delivery of this Agreement by the parties hereto provided, however, that this condition shall be deemed satisfied if (i) taken together, all such matters as to which representations are not time and accurate involve in the aggregate less than $500,000 (for this purpose any third party claim or litigation shall be deemed to involve the amount the claimant or litigant has a reasonable likelihood of being owed if the matter is determined adversely to PGI) and (ii) no such representations when made were known by a party making them to not be true and accurate. PGI shall have delivered to ASM a certificate of any of PGI's president or any vice president certifying the fulfillment of the conditions set forth in this Section 5.3(a).

          (b) All of the covenants and obligations that PGI is required to perform or to comply with pursuant to the terms of this Agreement and each of the documents to be executed in connection herewith shall have been duly performed or complied with by PGI in all respects prior to the Closing Date.

          (c) Since the date of execution and delivery of this Agreement by the Parties, there shall not have occurred an event or condition that resulted in a material or adverse change in the financial condition, business, assets, net worth, personnel, prospects or affairs of PGI, when taken as a whole.

          (d) Either (i) PGI's Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect, and the closing pursuant to such Registration Statement shall have occurred; or (ii) PGI shall have concluded such other financing plan as may be required to consummate this Agreement and to make all of the payments of Base Purchase Consideration contemplated hereunder, as contemplated by Section 4.13 hereof.

          (e) the Inglis Employment Agreement, the Kearney Employment Agreement, and the Dethlefs Employment Agreement shall have been executed and delivered by the parties thereto.

          (f) Stockholders shall have received from Piper & Marbury L.L.P., counsel to PGI, an opinion in the form set forth as Exhibit F attached hereto,
                                                    ---------
addressed to ASM and Stockholders and dated as of the Closing Date.

          (g) Stockholders shall have received from PGI a long-form good standing certificate dated no earlier than 30 days prior to the closing date.

          (h) Stockholders shall have received from PGI a closing certificate of any officer of PGI in customary form.

          (i) The Parties shall have agreed upon (1) the Business Plan, and (2) the accounting practices and standards applicable to the Closing Date financial statements.

          (j) Stockholders shall have been added as insureds under the PGI Directors and Officers liability insurance coverage, which coverage (i) will be substantially similar to coverage provided under the policy and endorsement forms provided to counsel for the Stockholders; (ii) will have an aggregate limit liability of no less than $10 million and (iii) will provide coverage for alleged wrongful acts as insured directors and officers of ASM from February 1, 1997 or earlier.

                                   ARTICLE VI
                                  TERMINATION

     6.1  Termination of Agreement.
          ------------------------

          The Parties may terminate this Agreement as provided below:

               (a) the Parties may terminate this Agreement prior to the Closing by mutual written consent; or

          (b) either John Inglis or PGI may terminate this Agreement prior to the Closing by giving written notice to the other Parties if the Closing shall not have occurred on or before February 28, 1997; provided, however, that if the Closing shall have failed to occur by such date as a result of the postponement or cancellation of PGI's anticipated Public Offering (provided that PGI has not breached its covenants with respect to the Public Offering as set forth in
Section 3.9 of this Agreement), then PGI shall have until March 15, 1997 in which to close upon such Public Offering or an alternative financing as provided in Section 4.13 hereof and, if PGI closes upon such Public Offering or alternative financing within such period, this Agreement shall not terminate and shall continue as provided in Section 4.13 hereof, provided that either John Inglis or PGI may terminate this Agreement if the Closing shall not have occurred on or before March 15, 1997.

     6.2  Effect of Termination.
          ---------------------

          If any Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).

                                  ARTICLE VII
             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY

     7.1  Survival of Representations and Warranties.
          ------------------------------------------

          (a) Each of the representations and warranties of ASM and the Stockholders in Article II and of PGI in Article III and all other obligations of the parties hereunder shall survive the Closing as follows:

                    (i) the representation and warranty set forth in Section 2.9 shall survive the Closing until the expiration of the applicable statutory period of limitation, giving effect to any waiver, mitigation or extension thereof; and

                    (ii) all other representations, warranties, covenants and undertakings shall survive the Closing until the end of eighteen months after the Closing (the "Indemnity Period") except with respect to any representation, warranty or covenant that, by its terms, is for a longer period.

          (b) Except as provided in subsection (c) of this Section 7.1, no claim may be brought arising under or in connection with this Agreement or any of the transactions contemplated hereby for a breach of any representation, warranty, covenant or undertaking after the expiration of the survival period applicable thereto as provided in subsection (a) of this Section 7.1.

          (c) If written notice of a claim for breach of a representation, warranty, covenant or undertaking under this Agreement has been given by a party prior to the expiration of the survival period applicable thereto as provided in subsection (a) of this Section 7.1, then the relevant representation, warranty, covenant or undertaking shall survive as to such claim until the claim has been finally resolved, provided that an appropriate action has been filed or undertaken by the non-breaching party in order to address the alleged breach within 12 months after receipt of the notice.

     7.2  Indemnification by the Stockholders.
          -----------------------------------

          Except as otherwise limited by this Article VII, the Stockholders shall jointly and severally indemnify, defend and hold harmless PGI and its officers, directors, employees, agents, successors and assigns from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) actually suffered or incurred by them (hereinafter a "PGI Loss") arising out of or resulting from any of the following:

          (a) the breach of any representation or warranty by ASM or the Stockholders contained herein or in any document delivered hereunder at the Closing, except as covered by Section 7.2(e) hereof;

          (b) the breach of any covenant or agreement by ASM or the Stockholders contained herein or in any document delivered hereunder at the Closing, except as covered by Section 7.2(e) hereof;

          (c) any liabilities of ASM of any nature, whether accrued, absolute, contingent or otherwise, which existed as of the Closing Date, or arose out of the conduct of the Business, the ownership or use of the property, or the existence or occurrence of any events, condition or set of facts, at or prior to the Closing Date, and which (i) were not reflected on the Most Recent Balance Sheet, (ii) were not otherwise disclosed on the Disclosure Schedule (other than through the disclosure of general possibilities of liabilities on certain Disclosure Schedules or the disclosure of claims or potential claims on Schedule 2.17) or (iii) did not arise from events occurring following the date hereof which were either permitted pursuant to Section 4.3(b) hereof or occurred in the ordinary course of business;

          (d) any investigation, suit, action or other proceeding by or before any court or governmental or regulatory agency which seeks to restrain, modify, prohibit or revoke, or seeks damages or other relief in connection with, the consummation of this transaction;

          (e) a breach of the representation set forth in Section 2.14(b)(i) and
(ii) with respect to the 1997 Hall Contracts, provided that recourse for any such breach is limited as set forth in Section 7.5(a) hereof (a "Hall Contract Loss");

          (f) without limitation, a breach of the representation set forth in
Section 2.14(b)(i) and (ii) with respect to letters of intent or other understandings relating to hall contracts for 1997 shows in the cities and venues listed on Section 7.2(f) of the Disclosure Schedule hereto (the "1997
                 --------------
Hall Arrangements") as though such 1997 Hall Arrangements had been included as 1997 Hall Contracts on Schedule 2.14.

          Notwithstanding anything in this Agreement to the contrary, ASM and the Stockholders shall be required to update the Disclosure Schedule during the period between the execution of this Agreement and the date 5 days prior to the Closing Date (the "Disclosure Termination Period") if such update is necessary to render the Disclosure Schedule complete and accurate. No such amendment shall alter the parties' rights and obligations under this Agreement, provided that the maximum amount of any PGI Loss with respect to events occurring following the date of this Agreement and disclosed to PGI prior to the Disclosure Termination Period shall be $200,000, exclusive of any such loss covered by insurance carried by ASM or the Stockholders. This limitation on Stockholders' indemnity obligation shall not affect the operation of Sections 5.2(a) or (c).

     7.3  Indemnification by PGI.
          ----------------------

          Except as otherwise limited by this Article VII, PGI shall indemnify, defend and hold harmless Stockholders from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) actually suffered or incurred by it (hereinafter a "Stockholder Loss") arising out of or resulting from any of the following:

          (a) the breach of any representation or warranty by PGI contained herein or in any document delivered hereunder at the Closing; or

          (b) the breach of any covenant or agreement by PGI contained herein or in any document delivered hereunder at the Closing; or

          (c) any liabilities of ASM of any nature, whether accrued, absolute, contingent or otherwise arising following the Closing Date and based upon the conduct of the Business or the ownership or use of ASM property after the Closing Date; or

          (d) As PGI is responsible for the preparation of the Registration Statement and for the compilation of the ASM financial statements and combined pro forma financial statements included therein, any investigation, suit, action, claim, liability or damages suffered by ASM prior to the Closing Date, or by the Stockholders, asserted or initiated by any person, entity, or governmental or regulatory agency resulting from or arising in connection with the contemplated public offering of PGI, unless such investigation, suit, action, claim, liability or damages shall be the result of, arise out of, or be based upon any untrue statement or alleged untrue statement of a material fact made by ASM which PGI includes in the Registration Statement, or the omission or alleged omission to state a material fact required to be stated in the Registration Statement or necessary to make the statements therein not misleading, and furnished or to be furnished to PGI by or on behalf of the Stockholders specifically for inclusion therein.

     7.4  General Indemnification Provisions.
          ----------------------------------

          (a) For the purposes of this Section 7.4, the term "Indemnitee" shall refer to the Person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 7.2 or 7.3, as the case may be; the term "Indemnitor" shall refer to the Person having the obligation to indemnify pursuant to such provisions; and "Losses" shall refer to the "Stockholder Losses" or the "PGI Losses", as the case may be.

          (b) An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor within ten (10) business days after the Indemnitee has knowledge of any claim (including a Third Party Claim, as hereinafter defined) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent Indemnitor can demonstrate such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the Loss, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

          (c) The obligations and liabilities of an Indemnitor under this
Article VII with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Article VII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: the Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the

Indemnitor that it shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives prompt notice of its intention to do so to the Indemnitee and confirms that the Third Party Claim is one with respect to which the Indemnitor is obligated to indemnify. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim which involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld. Similarly, no Third Party Claim may be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld.

          (d) Any indemnification obligations of Stockholders with respect to a PGI Loss shall be subject to offset against amounts owed by PGI to Stockholders hereunder, if the obligation of Stockholders shall have been reduced to the judgment of a court of competent jurisdiction or the award of an arbitrator under any arbitration pursuant to Section 8.15 hereof.

     7.5  Limits on Indemnification.
          -------------------------

          No claim may be made against ASM or Stockholders for indemnification hereunder unless and only to the extent the aggregate of all PGI Losses (other than Hall Contact Losses) incurred exceed $50,000 (the "Basket"). Thereafter, indemnification shall be available for all PGI Losses commencing with the first dollar of loss. No claim may be made against PGI for indemnification hereunder unless and only to the extent the aggregate of all Stockholder Losses incurred exceeds the Basket. Notwithstanding anything to the contrary set forth herein, no claim may be made against the Stockholders with respect to a Hall Contract Loss (other than with respect to 1997 Hall Arrangements) except to the extent of the $250,000. PGI and the Stockholders shall be entitled to immediate reimbursement of any PGI Losses or Stockholder losses hereunder with respect to which there is no dispute concerning the other party's obligation to indemnify such loss. With respect to any PGI Losses or Stockholder losses with respect to which there is a dispute concerning the other party's obligation to indemnify, such dispute shall be submitted to expedited arbitration pursuant to Section
8.15 hereof. As set forth in Section 1.5(c)(v)(D) above, PGI shall be entitled to withdraw the full amount, up to an aggregate of $250,000, of any Hall Contract Loss from the Additional Purchase Consideration Account if the Stockholders do not pay the full amount of any Hall Contract Loss to PGI within 30 days following notice of such Hall Contract Loss from PGI or, if contested by the Stockholders, after the final decision of the arbitrator under (S) 8.15.

     7.6  Adjustment of Liability.
          -----------------------

          Any indemnifiable Stockholder Loss or PGI Loss, as the case may be, shall be reduced by any tax benefit accruing to the indemnified party on account of the indemnification payment and by the amounts actually recovered by the indemnified party from its insurance carriers and any amounts recovered by such party subsequent to the payment by the indemnifying party hereunder with respect to the same claim shall be remitted to such indemnifying party, except that such remittance shall not exceed the amount of the indemnification payment made by such indemnifying party.

     7.7  Indemnification as Exclusive Remedy From and After Closing.
          ----------------------------------------------------------

          From and after the Closing, neither party hereto shall be liable or responsible in any manner whatsoever to the other party, whether for indemnification or otherwise, except for indemnity as expressly provided in this
Article VII which provides the exclusive remedy and cause of action of the parties hereto with respect to any matter arising out of or in connection with this Agreement, except for (i) any breaches of Sections 4.6, 4.7, 4.8, 4.9, 4.10, and 4.11 of this Agreement, or (ii) PGI's obligation to pay Additional Purchase Consideration pursuant to Section 1.5(c) and 1.5(d) hereof.

     7.8  Waiver of Contribution.
          ----------------------

          Stockholders hereby waive any right of contribution or similar remedy against ASM following the Closing.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1  Press Releases and Announcements.
          --------------------------------

          No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).
Notwithstanding the foregoing, PGI shall have the right to make disclosure with respect to ASM and the transaction set forth herein in its registration statement as required by applicable law.

     8.2  No Third Party Beneficiaries.
          ----------------------------

          This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     8.3  Entire Agreement.
          ----------------

          This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including without limitation any and all prior employment or similar agreements between ASM and any Stockholder and any amendment or supplement thereto.

     8.4  Succession and Assignment.
          -------------------------

          This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that PGI may assign its rights, interests and obligations hereunder to an Affiliate of PGI if PGI ensures that such PGI Affiliate shall agree to be bound by each of the obligations of this Agreement relating to the payment of Additional Purchase Consideration, if any, or if PGI shall pay to the Stockholders a reasonable estimation of the Additional Purchase Consideration then owing to the Stockholders based upon the business of ASM at the point of PGI's sale of control or disposal of assets, if any, calculated in a manner consistent with Section 1.5 hereof. In the event that PGI sells substantially all of the Existing ASM Business to a third party, it agrees cause such third party to be bound by the provisions of this Agreement with respect to the payment of Additional Purchase Consideration. PGI shall remain secondarily liable for and shall fully guarantee the payment of any Additional Purchase Consideration that may become due hereunder.

     8.5  Counterparts.
          ------------

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     8.6  Headings.
          --------

          The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.7  Notices.
          -------

          All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

               If to ASM:

                    John Inglis
                    American Show Management, Inc.
                    16160 S.W. Upper Boones Ferry Road
                    Portland, Oregon  97224

               Copy to:

                    Christopher James, Esq.
                    James, Denecke & Harris
                    1150 Pioneer Tower
                    888 S.W. Fifth Avenue
                    Portland, Oregon  97204-2096

               If to John Inglis:

                    11033 S.W. Esquiline Circus
                    Portland, Oregon  97219

               Copy to:

                    Christopher James, Esq.
                    James, Denecke & Harris
                    1150 Pioneer Tower
                    888 S.W. Fifth Avenue
                    Portland, Oregon  97204-2096

               If to Judi Inglis:

                    11033 S.W. Esquiline Circus
                    Portland, Oregon  97219

               Copy to:

                    Christopher James, Esq.
                    James, Denecke & Harris
                    1150 Pioneer Tower
                    888 S.W. Fifth Avenue
                    Portland, Oregon  97204-2096

               If to Kearney:

                    16865 Greenbriar Road
                    Lake Oswego, Oregon  97034

               Copy to:

                    John Crawford, Esq.
                    Schwabe, Williamson & Wyatt
                    1211 S.W. Fifth Avenue, Suites 1600-1800
                    Portland, Oregon  97204-3795

               If to Dethlefs:

                    13055 S.E. Spring Mountain Drive
                    Portland, Oregon  97236

               Copy to:

                    John Crawford, Esq.
                    Schwabe, Williamson & Wyatt
                    1211 S.W. Fifth Avenue, Suites 1600-1800
                    Portland, Oregon  97204-3795

               If to PGI:

                    Mark Sirangelo
                    PGI, Inc.
                    2200 Wilson Boulevard
                    Suite 200
                    Arlington, VA  22201

               Copy to:

                    Edwin M. Martin, Jr., Esq.
                    Piper & Marbury L.L.P
                    1200 Nineteenth Street, N.W
                    Washington, D.C.  20036

          Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     8.8  Governing Law.
          -------------

          This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

     8.9  Amendments and Waivers.
          ----------------------

          No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.10  Severability.
           ------------

          Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     8.11  Expenses.
           --------

          The Stockholders shall be responsible for the costs and expenses (including any legal, accounting and investment banking fees and expenses) incurred by them or ASM in connection with this Agreement and the transactions contemplated hereby. PGI shall be responsible for the costs and expenses (including any legal, accounting and investment banking fees and expenses) incurred by PGI in connection with this agreement and the transactions contemplated hereby.

     8.12  Specific Performance.
           --------------------

          Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. The prevailing party in any such action shall be entitled to recover from the other party its attorneys' fees, costs and expenses incurred in connection with regard to such action.

     8.13  Construction.
           ------------

          The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     8.14  Incorporation of Exhibits and Schedules.
           ---------------------------------------

          The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

     8.15  Arbitration.
           -----------

          In the event that any dispute under Sections 1.5(c)(iii), 1.5(d)(ii), 4.16, 4.17(a), 4.17(b), 7.4(d) or 7.5 of this Agreement (a "Dispute"), either party in such dispute shall have the right or the obligation (subject to the terms of the section under which the Dispute has arisen) to submit such Dispute to expedited binding arbitration as set forth herein. The party seeking arbitration (the "Moving Party") shall provide a written request for arbitration (the "Arbitration Request") to the other party (the "Respondent Party"). The Arbitration Request shall set forth in detail the Moving Party's position and arguments concerning the Dispute and shall state clearly the desired relief under this Agreement. Following the receipt of such request, the Moving Party and the Respondent Party shall negotiate in good faith for a period of 15 days in an attempt to resolve such dispute. If the Moving Party and the Respondent Party are unable to resolve such Dispute, the Moving Party shall have the right to provide a written request for arbitration to the American Arbitration Association and shall simultaneously provide a copy of such Arbitration Request to the Respondent Party. Within five days of its receipt of the Arbitration Request, the American Arbitration Association shall appoint a single arbitrator (the "Arbitrator") to adjudicate the Dispute. Immediately upon the Respondent Party's receipt of the Arbitration Request, and continuing for 30 days thereafter, the Moving Party and the Respondent Party shall cooperate and share information with each other in order to discover all facts relevant to the Dispute ("Discovery"). The Arbitrator shall have authority to adjudicate and issue orders with respect to any disagreements or disputes arising in connection with such Discovery. Within 30 days after the conclusion of Discovery, the Respondent Party shall file with the Arbitrator and the Moving Party its response (the "Arbitration Response") to the Arbitration Request, which Arbitration Response shall set forth in detail the Respondent Party's position and arguments concerning the Dispute. Within the same 30-day period, the Moving Party shall be entitled to amend and supplement its Arbitration Request based upon information arising from the Discovery. Within five days after the Respondent Party's filing of the Arbitration Response, the Arbitrator shall set a date for a hearing (the "Hearing"), which date shall be within 30 days. At the Hearing, the Moving Party and the Respondent Party shall each present their positions and arguments with respect to the Dispute subject to such reasonable hearing rules as shall be set by the Arbitrator, provided that the Hearing shall last no longer than two days. Within 30 days after the Hearing, the Arbitrator shall issue a written decision (the "Decision") with respect to the Dispute, which Decision shall take into account all information and arguments set forth in the Arbitration Request, the Arbitration Response, and presented at the Hearing, and which Decision shall be final and binding among the Parties with respect to the subject matter of the Dispute.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                              PGI, INC.

                              By:  /s/ Mark N. Sirangelo
                                   ---------------------
                              Name: Mark N. Sirangelo
                              Title: President and Chief Executive Officer

                              AMERICAN SHOW MANAGEMENT, INC

          .
                              By: /s/ John Inglis
                                  ---------------
                              Name: John Inglis
                              Title: Chief Executive Officer

                              /s/ John Inglis
                              ---------------
                              John Inglis

                              /s/ Judi Inglis
                              ---------------
                              Judi Inglis

                              /s/ Patrick J. Kearney
                              ----------------------
                              Patrick J. Kearney

                              /s/ Robert Dethlefs
                              -------------------
                              Robert Dethlefs

                                    GLOSSARY
                                    --------


"1997 ADDITIONAL PURCHASE CONSIDERATION" shall have the meaning as defined in
Section 1.5(c) of this Agreement.

"1997 EARN-OUT STATEMENT" shall have the meaning as defined in Section 1.5(c)(ii) of this Agreement.

"1997 HALL CONTRACTS" shall have the meaning as defined in Section 2.14(a)(x) of this Agreement.

"1997 PACKAGES" shall have the meaning as defined in Section 1.7(c) of this Agreement.

"1998 ADDITIONAL PURCHASE CONSIDERATION" shall have the meaning as defined in
Section 1.5(d) of this Agreement.

"1998 EARN-OUT STATEMENT" shall have the meaning as defined in Section 1.5(d)(i) of this Agreement.

"ACCELERATED EARN OUT AMOUNT" shall have the meaning as defined in Section 4.16(b)(i) of this Agreement.

"ACCELERATED EARN-OUT EVENT" shall have the meaning as defined in Section 4.16(a) of this Agreement.

"ACCREDITED INVESTOR" shall have the meaning as defined in Section 3.8 of this Agreement.

"ADDITIONAL ESCROW DEPOSIT" shall have the meaning as defined in Section 1.5(c)(v) of this Agreement.

"ADDITIONAL PURCHASE CONSIDERATION" shall have the meaning as defined in Section 1.5(d) of this Agreement.

"ADDITIONAL PURCHASE CONSIDERATION ACCOUNT" shall have the meaning as defined in
Section 1.5(c)(v) of this Agreement.

"ADVANTA" shall have the meaning as defined in Section 2.28(a) of this Agreement.

"AFFILIATE" shall have the meaning as defined in Section 2.23 of this Agreement.

"AFFILIATED GROUP" shall have the meaning as defined in Section 2.9(d) of this Agreement.

"AGREEMENT" shall mean this Stock Purchase and Sale Agreement entered into as of January _____, 1997.

"ALTERNATE SECURITY" shall have the meaning as defined in Section 4.16(a)(v) of this Agreement.

"ANTICIPATED DEFAULT NOTICE" shall have the meaning as defined in Section 4.16(a)(v) of this Agreement.

"ARBITRATION REQUEST" shall have the meaning as defined in Section 8.15 of this Agreement.

"ARBITRATION RESPONSE" shall have the meaning as defined in Section 8.15 of this Agreement.

"ARBITRATOR" shall have the meaning as defined in Section 8.15 of this Agreement.

"ARTICLES OF INCORPORATION" shall have the meaning as defined in Section 2.1 of this Agreement.

"ASM" for the purposed of this Agreement shall mean American Show Management, Inc., an Oregon corporation.

"ASM EMPLOYEES." shall have the meaning as defined in Section 4.14 of this Agreement.

"ASM LOSSES" shall have the meaning as defined in Section 7.4(a) of this Agreement.

"AT WILL" shall have the meaning as defined in Section 4.14 of this Agreement.

"AUDITED FINANCIALS" shall have the meaning as defined in Section 2.31 of this Agreement.

"BASE PURCHASE CONSIDERATION" shall have the meaning as defined in Section 1.5(a) of this Agreement.

"BASE PURCHASE PRICE INCREASE" shall have the meaning as defined in Section 1.5(b)(iv) of this Agreement.

"BASE PURCHASE PRICE REDUCTION" shall have the meaning as defined in Section 1.5(b)(iii) of this Agreement.

"BASKET" shall have the meaning as defined in Section 7.5(a) of this Agreement.

"BUSINESS" shall have the meaning as defined in paragraph two of this Agreement.

"BUSINESS" shall have the meaning as defined in Section 4.8(a) of this Agreement.

"BUSINESS PLAN" shall have the meaning as defined in Section 1.5(e) of this Agreement.

"BY-LAWS" shall have the meaning as defined in Section 2.1 of this Agreement.

"CAUSE" shall have the meaning as defined in Section 4.16(a)(i) of this Agreement.

"CERCLA" shall have the meaning as defined in Section 2.20(a)(ix) of this Agreement.

"CLOSING" shall have the meaning as defined in Section 1.2 of this Agreement.

"CLOSING DATE" shall have the meaning as defined in Section 1.2 of this Agreement.

"CLOSING FINANCIAL STATEMENTS" shall have the meaning as defined in Section 1.5(b)(i) of this Agreement.

"CODE" shall have the meaning as defined in Section 1.7(a) of this Agreement.

"COMPETITION" shall have the meaning as defined in Section 4.9(a) of this Agreement.

"DECISION" shall have the meaning as defined in Section 8.15 of this Agreement.

"DESIGNATED ACCOUNTANT" shall have the meaning as defined in Section 1.5(b)(ii) of this Agreement.

"DETHLEFS" for the purposes of this Agreement shall refer to Robert Dethlefs an individual residing at _____________.

"DETHLEFS EMPLOYMENT AGREEMENT" shall have the meaning as defined in Section 5.2(l) of this Agreement.

"DIRECTLY" shall have the meaning as defined in Section 4.9(a) of this Agreement.

"DISCLOSURE SCHEDULE" shall have the meaning as defined in Section 2.1 of this Agreement.

"DISCLOSURE SCHEDULE" shall have the meaning as defined in Section 1.5(b)(i) of this Agreement.

"DISCLOSURE TERMINATION PERIOD" shall have the meaning as defined in Section 7.2 of this Agreement.

"DISCOVERY" shall have the meaning as defined in Section 8.15 of this Agreement.

"DISPUTE" shall have the meaning as defined in Section 8.15 of this Agreement.

"EARN-OUT IMPOSSIBILITY EVENT" shall have the meaning as defined in Section 4.16(a)(v) of this Agreement.

"EMPLOYEE BENEFIT PLAN" or "EMPLOYEE PENSION BENEFIT PLAN" shall have the meaning as defined in Section 2.19(a) of this Agreement.

"ENVIRONMENT" shall have the meaning as defined in Section 2.20(a)(ix) of this Agreement.

"ENVIRONMENTAL LAW" shall have the meaning as defined in Section 2.20(a) of this Agreement.

"ERISA" shall have the meaning as defined in Section 2.19(a) of this Agreement.

"ERISA AFFILIATE" shall have the meaning as defined in Section 2.19(a) of this Agreement.

"EXCHANGE ACT" shall have the meaning as defined in Section 2.14(a)(vi) of this Agreement.

"EXISTING ASM BUSINESS" shall have the meaning as defined in Section 1.5(c)(i)(D) of this Agreement.

"EXPENSES" shall have the meaning as defined in Section 1.5(c)(1) of this Agreement.

"EXPRESS ELECTION" shall have the meaning as defined in Section 1.7(a) of this Agreement.

"FINAL COVENANT TERMINATION EVENTS" shall have the meaning as defined in Section
4.17 of this Agreement.

"FINANCIAL STATEMENTS" shall have the meaning as defined in Section 2.6 of this Agreement.

"GOOD REASON" shall have the meaning as defined in Section 4.16(a)(ii) of this Agreement.

"GOOD REASON" shall have the meaning as defined in Section 4.17 of this Agreement.

"GOVERNMENTAL ENTITY" shall have the meaning as defined in Section 2.4(b) of this Agreement.

"HEARING" shall have the meaning as defined in Section 8.15 of this Agreement.

"INDEMNITEE" shall have the meaning as defined in Section 7.4(a) of this Agreement.

"INDEMNITOR" shall have the meaning as defined in Section 7.4(a) of this Agreement.

"INDEMNITY PERIOD" shall have the meaning as defined in Section 7.1(a)(ii) of this Agreement.

"INDIRECTLY" shall have the meaning as defined in Section 4.9(a) of this Agreement.

"INGLIS EMPLOYMENT AGREEMENT" shall have the meaning as defined in Section 5.2(j) of this

"INTELLECTUAL PROPERTY" shall have the meaning as defined in Section 2.12(a) of this Agreement.

"JOHN INGLIS" is an individual residing at ___________.

"JUDI INGLIS" is an individual residing at ___________.

"KEARNEY" for the purposes of this Agreement shall refer to Patrick J. Kearney an individual residing at _____________.

"KEARNEY EMPLOYMENT AGREEMENT" shall have the meaning as defined in Section 5.2(k) of this Agreement.

"LOSSES" shall have the meaning as defined in Section 7.4(a) of this Agreement.

"MATERIAL FINANCIAL DEFAULT" shall have the meaning as defined in Section 4.16(a)(iv) of this Agreement.

"MATERIALS OF ENVIRONMENTAL CONCERN" shall have the meaning as defined in
Section 2.20(b) of this Agreement.

"MOST FAVORED NATION" shall have the meaning as defined in Section 2.14(a)(ii) of this Agreement.

"MOST RECENT BALANCE SHEET" shall have the meaning as defined in Section 2.8(a) of this Agreement.

"MOST RECENT FISCAL QUARTER END" shall have the meaning as defined in Section
2.6 of this Agreement.

"MULTI-EMPLOYER PLAN" shall have the meaning as defined in Section 2.19(e) of this Agreement.

"NEW ASM BUSINESS" shall have the meaning as defined in Section 1.5(c)(i)(D) of this Agreement.

"NOTICE OF CLAIM" shall have the meaning as defined in Section 7.4(b) of this Agreement.

"ORDINARY COURSE OF BUSINESS" shall have the meaning as defined in Section 2.4(e)(iii) of this Agreement.

"PARACHUTE PAYMENT" shall have the meaning as defined in Section 2.19(j) of this Agreement.

"PARTIES" for the purposes of this Agreement shall collectively refer to Production Group International, Inc., American Show Management, Inc., John Inglis, Judi Inglis, Patrick L. Kearney and Robert Dethlefs.

"PERMITS" shall have the meaning as defined in Section 2.22 of this Agreement.

"PERSON" shall have the meaning as defined in Section 4.9(a) of this Agreement.

"PGI" for the purposes of this Agreement shall mean Production Group International, Inc., a Delaware corporation.

"PGI LOSS" shall have the meaning as defined in Section 7.2 of this Agreement.

"PGI LOSSES" shall have the meaning as defined in Section 7.4(a) of this Agreement.

"PRE-TAX, PRE-EXECUTIVE COMPENSATION NET INCOME" or "PTPECNI" shall have the meaning as defined in Section 1.5(c)(1) of this Agreement.

"PROFIT MARGIN" shall have the meaning as defined in Section 1.5(c)(1) of this Agreement.

"PUBLIC OFFERING" shall have the meaning as defined in Section 1.2 of this Agreement.

"PURCHASE AND SALE" shall refer to American Show Management's desire to sell the Stock and Production Group International, Inc.'s desire to purchase the Stock from the Stockholders according to the terms and provision of this Agreement.

"PURCHASE CONSIDERATION" shall have the meaning as defined in Section 1.5 of this Agreement.

"QUALIFIED STOCK PURCHASE" shall have the meaning as defined in Section 1.7(a) of this Agreement.

"QUARTERLY EARN-OUT ESTIMATE" shall have the meaning as defined in Section 1.5(c)(v) of this Agreement.

"REGISTRATION STATEMENT" shall have the meaning as defined in Section 3.5 of this Agreement.

"RELEASE" shall have the meaning as defined in Section 2.20(a)(ix) of this Agreement.

"RESERVE" shall have the meaning as defined in Section 1.3 of this Agreement.

"RESERVE ACCOUNT" shall have the meaning as defined in Section 1.3 of this Agreement.

"RESPONDENT PARTY" shall have the meaning as defined in Section 8.15 of this Agreement.

"RESTRICTED TERRITORY" shall have the meaning as defined in Section 4.9(a) of this Agreement.

"SECURITIES ACT" shall have the meaning as defined in Section 1.2 of this Agreement.

"SHORT PERIOD PACKAGES" shall have the meaning as defined in Section 1.7(c) of this Agreement.

"STOCK" shall refer to the issued and outstanding stock of American Show Management, Inc.

"STOCKHOLDER LOSS" shall have the meaning as defined in Section 7.3 of this Agreement.

"STOCKHOLDER REPRESENTATIVE" shall have the meaning as defined in Section 1.5(f) of this Agreement.

"STOCKHOLDERS" for the purposes of this Agreement shall collectively refer to John Inglis, Judi Inglis, Patrick J. Kearney and Robert Dethlefs.

"SUBSIDIARY" shall have the meaning as defined in Section 2.4(b) of this Agreement.

"TAX RETURN" shall have the meaning as defined in Section 1.7(c) of this Agreement.

"TAX RETURNS" shall have the meaning as defined in Section 2.9(a)(y) of this Agreement.

"TAXES" shall have the meaning as defined in Section 1.7(b) of this Agreement.

"TAXES" shall have the meaning as defined in Section 2.9(a)(x) of this Agreement.

"THIRD PARTY CLAIMS" shall have the meaning as defined in Section 7.4(c) of this Agreement.

"THIRD PARTY INTELLECTUAL PROPERTY RIGHTS" shall have the meaning as defined in
Section 2.12(a)(iii) of this Agreement.

"TOTAL REVENUES" shall have the meaning as defined in Section 1.5(c)(1) of this Agreement.

"TRADE SECRETS" shall have the meaning as defined in Section 4.8(a) of this Agreement.

"VOLUNTARY EMPLOYEE'S BENEFICIARY ASSOCIATION" shall have the meaning as defined in Section 2.19(h) of this Agreement.